Filed pursuant to Rules 424(b)(3) and 424(c)

Registration No. 333-133105

Prospectus Supplement

to

Prospectus Dated February 28, 2007

Enterprise Informatics Inc.

This is a supplement to the prospectus of Enterprise Informatics Inc. (formerly known as Spescom Software Inc.) dated February 28, 2007, which we refer to as “the prospectus.”  The prospectus relates to the offer and sale by the selling shareholders named therein of up to 43,336,338 shares of our common stock, including 33,793,103 common shares issuable upon the conversion of shares of our Series I Convertible Preferred Stock and 6,726,852 common shares issuable upon the exercise of certain warrants.

You should read this prospectus supplement in conjunction with the prospectus and the supplement to the prospectus dated February 28, 2007, which are required to be delivered with this prospectus supplement.  This prospectus supplement is qualified by reference to the prospectus and the prior prospectus supplement, except to the extent the information in this prospectus supplement updates or supersedes the information contained in the prospectus or the prior prospectus supplement.

Investing in our shares involves a high degree of risk.  See “Risk Factors” beginning on page 5 of the prospectus to read about the risks you should consider before buying our shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is May 15, 2007.

CURRENT REPORT ON FORM 8-K

On April 27, 2007, we filed with the Securities and Exchange Commission a Current Report on Form 8-K, which is reproduced below as Appendix A to this prospectus supplement.

QUARTERLY REPORT ON FORM 10-Q

On May 15, 2007, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which is reproduced below as Appendix B to this prospectus supplement.

Appendix A to Prospectus Supplement

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2007

ENTERPRISE INFORMATICS INC.

(Exact name of registrant as specified in its charter)

California	0-15935	95-3634089
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

10052 Mesa Ridge Court, Suite 100	92121
San Diego, California	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:    (858) 625-3000

Spescom Software Inc.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

The Registrant’s shareholders, at the annual meeting of shareholders held on April 24, 2007, approved an amendment to the Articles of Incorporation of the Registrant to change the Registrant’s name from Spescom Software Inc. to Enterprise Informatics Inc.  The associated press release, dated April 27, 2007, is attached hereto as Exhibit 99.1.

On April 26, 2007, the name change was effected by the filing of a Certificate of Amendment to the Articles of Incorporation of the Registrant, in the form attached hereto as Exhibit 3.1, in the office of the Secretary of State of the State of California.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits:

3.1           Certificate of Amendment of Articles of Incorporation

99.1         Press Release, dated April 27, 2007

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 27, 2007

ENTERPRISE INFORMATICS INC.

By:	/s/ John W. Low
John W. Low
Chief Financial Officer

3

Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
SPESCOM SOFTWARE INC.

The undersigned certify that:

1.             They are the President and the Secretary, respectively, of Spescom Software Inc., a California corporation (the “Corporation”).

2.             Article I of the Articles of Incorporation of the Corporation is amended to read in its entirety as follows:

“The name of the corporation is Enterprise Informatics Inc.”

3.             Article III of the Articles of Incorporation of the Corporation is amended by amending Paragraph (a) thereof to read in its entirety as follows:

“(a)         This corporation is authorized to issue two classes of shares of stock, designated, respectively, as “Common Stock” and “Preferred Stock.”  The total number of shares of all classes of stock that this Corporation is authorized to issue is Two Hundred-One Million (201,000,000), consisting of Two Hundred Million (200,000,000) shares of Common Stock and One Million (1,000,000) shares of Preferred Stock.”

4.             The foregoing amendments of the Articles of Incorporation have been duly approved by the board of directors of the Corporation.

5.             The foregoing amendments of the Articles of Incorporation have been duly approved by the required vote of shareholders of the Corporation in accordance with Section 902 and Section 903 of the California Corporations Code.  The total number of outstanding shares entitled to vote thereon was 37,149,785, consisting of (i) 37,144,494 shares of Common Stock (the “Outstanding Common Shares”) and (ii) 5,291 shares of Preferred Stock, all of which were shares of Series F Convertible Preferred Stock (the “Outstanding Series F Preferred Shares”).  The total number of votes entitled to be cast by such outstanding shares was 48,902,272, consisting of (i) 37,144,494 votes, in the aggregate, entitled to be cast by the Outstanding Common Shares and (ii) 11,757,778 votes, in the aggregate, entitled to be cast by the Outstanding Series F Preferred Shares.  At no time during the period between and including the date duly fixed by the board of directors for purposes of determining the shareholders entitled to vote on the amendments and the date hereof have there been any outstanding shares of Series A Preferred Stock, Series D Convertible Preferred Stock or Series E Convertible Preferred Stock.  The number of votes cast in favor of the amendments equaled or exceeded the vote required, as specified in the following two sentences.  Approval of the amendments set forth in paragraph 2 and paragraph 3 hereof required greater than 50 percent of the 48,902,272 votes, in the aggregate, entitled to be cast by the Outstanding Common Shares and the Outstanding Series F Preferred Shares.  In addition, approval of the amendment set forth

1

in paragraph 3 hereof required greater than 50 percent of the 37,144,494 votes, in the aggregate, entitled to be cast by the Outstanding Common Shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

DATED:  April 26, 2007

/s/ Alan Kiraly
Alan Kiraly
President

/s/ John W. Low
John W. Low
Secretary

2

Exhibit  99.1

Enterprise Informatics Announces Results of Annual Shareholder Meeting

SAN DIEGO, CA, April 27, 2007 - Enterprise Informatics Inc., formerly Spescom Software Inc. (OTC BB: SPCO.OB), announced today that the Company’s shareholders have approved the following four proposals:

1)              Reelection of each of the Company’s six directors — Alan Kiraly, Michael Silverman, Ross Hamilton, Hilton Isaacman, Jim Myers and Larry Unruh.

2)              Approval of an amendment to the Company’s Articles of Incorporation to increase the authorized number of shares of the Company’s common stock from 100 million to 200 million.

3)              Adoption of the 2007 Stock Incentive Plan.

4)              Approval of an amendment to the Company’s Articles of Incorporation to change the Company’s legal name from Spescom Software Inc. to Enterprise Informatics Inc.

The Company expects to submit a request to the NASDAQ Stock Market in the near future to change its trading symbol on the OTC Bulletin Board from “SPCO.”  The Company will announce the new symbol once it is received.

Informatics is the science concerned with gathering, manipulating, storing, retrieving and classifying recorded information, and enterprise organizations are who the Company serves — thus the Company’s new name, Enterprise Informatics.

Along with the name change, the Company has established a new identity, refined its market position and clarified its market focus. The new identity and positioning for the Company can be viewed at www.enterpriseinformatics.com.

“Building on our market success and momentum in 2006, we enter 2007 with a commitment to improve our awareness and position in the market. To that end, we have made several key changes to our identity, branding and market positioning,” said Alan Kiraly, CEO of Enterprise Informatics. “We feel the new brand identity is better aligned with our mission and vision.”

Furthermore, the Company has aligned its positioning with recent research published by Gartner that defines the business case and processes associated with Enterprise Information Management (EIM). The Company’s core product line, eB, provides the necessary features, scalability and flexibility to model enterprise-wide information assets and associated business processes to realize the value of EIM.

About Enterprise Informatics
Enterprise Informatics provides a commercial information management solution, eB, which ensures the integrity of controlled information by uniquely managing its connectivity to all other relevant information — documents, records, physical assets, people, processes and projects. eB creates an ecosystem for the rapid access of accurate information in context that results in reducing the cost of meeting compliance and improving operational efficiency. Enterprise

Informatics is a Microsoft Gold Partner and leverages Microsoft technology to meet stringent reliability and scalability requirements for highly regulated markets.

Key customers include Entergy, NuStart Energy, Constellation Energy, Continental Express, Ameren UE, City of Dayton, Lloyds Register of Shipping, City of Wilson, City of Lancaster, Northeast Utilities, Colorado Springs Utilities, Network Rail, Aker Kvaerner, City of Las Vegas, City of Winston Salem and Fayetteville Public Works Commission.

Cautionary Statement
Except for historical information contained herein, the matters set forth in this release include forward-looking statements that are dependent on certain risks and uncertainties, including such factors, among others, as market acceptance, market demand, pricing, changing regulatory environment, the effect of the company’s accounting policies, potential seasonality and other risk factors detailed in the company’s SEC filings.

Contact:
Enterprise Informatics Inc.
Alan Kiraly, CEO
John Low, CFO
Tel 858-625-3000

2

Appendix B to Prospectus Supplement

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒                              QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the Quarterly Period Ended March 31, 2007.

OR

☐                                 TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                                      to                                     .

Commission File Number 0-15935

ENTERPRISE INFORMATICS INC.

(Exact name of registrant as specified in its charter)

CALIFORNIA	95-3634089
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

10052 MESA RIDGE COURT, SUITE 100, SAN DIEGO, CA 92121

(Address of principal executive offices and zip code)

(858) 625-3000

(Registrants telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

YES       ☒              NO       ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act  (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

YES       ☐              NO       ☒

Number of shares of Common Stock outstanding at May 15, 2007:  37,144,494

ITEM 1. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

ENTERPRISE INFORMATICS INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2007	September 30, 2006
	(Unaudited)
ASSETS
Current assets:
Cash	$749,000	$95,000
Receivables, net	1,036,000	854,000
Other current assets	191,000	190,000
Total current assets	1,976,000	1,139,000

Property and equipment, net	149,000	131,000
Computer software, net	373,000	425,000
Other assets	5,000	28,000
Total assets	$2,503,000	$1,723,000

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$482,000	$792,000
Payable to Spescom Ltd.	—	550,000
Notes and accrued interest payable to Spescom Ltd.	675,000	—
Preferred stock dividend payable to Spescom Ltd.	1,056,000	887,000
Accrued liabilities	1,499,000	1,446,000
Lease obligations—current portion	38,000	44,000
Deferred revenue	2,901,000	2,752,000
Series I redeemable preferred stock, par value $0.01 per share; 2,450 shares authorized; 2,450 shares issued and outstanding at September 30, 2006	—	2,450,000
Total current liabilities	6,651,000	8,921,000

Notes and accrued interest payable to Spescom Ltd.	—	664,000
Lease obligations	3,000	16,000
Total liabilities	6,654,000	9,601,000

Shareholders’ deficit:
Convertible preferred stock, 243,239 remaining shares authorized
Series F—par value $1.00 per share; 5,291 shares authorized, issued and outstanding at March 31, 2007 and September 30, 2006	6,790,000	6,790,000
Series I—par value $0.01 per share; 2,450 shares authorized; 2,450 shares issued and outstanding at March 31, 2007	2,450,000	—
Common stock, no par value, 100,000,000 shares authorized; 37,144,494 shares issued and outstanding at March 31, 2007 and September 30, 2006	76,515,000	76,581,000
Common stock warrants	1,505,000	1,505,000
Accumulated other comprehensive loss	(499,000)	(441,000)
Accumulated deficit	(90,912,000)	(92,313,000)
Total shareholders’ deficit	(4,151,000)	(7,878,000)
Total liabilities and shareholders’ deficit	$2,503,000	$1,723,000

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE INFORMATICS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended March 31,		For the six months ended March 31,
	2007	2006	2007	2006
Revenues:
Licenses	$2,282,000	$652,000	$2,672,000	$1,216,000
Services and other	1,499,000	1,408,000	2,836,000	2,676,000
Total revenues	3,781,000	2,060,000	5,508,000	3,892,000

Cost of revenues:
Licenses	59,000	72,000	97,000	194,000
Services and other	673,000	721,000	1,264,000	1,261,000
Total cost of revenues	732,000	793,000	1,361,000	1,455,000

Gross profit	3,049,000	1,267,000	4,147,000	2,437,000

Operating expenses:
Research and development	305,000	282,000	563,000	485,000
Marketing and sales	581,000	685,000	1,041,000	1,338,000
General and administrative	624,000	353,000	992,000	794,000
Total operating expenses	1,510,000	1,320,000	2,596,000	2,617,000

Income (loss) from operations	1,539,000	(53,000)	1,551,000	(180,000)

Interest and other income	—	4,000	—	4,000
Interest and other expense	(62,000)	(53,000)	(125,000)	(105,000)
Net income (loss) before income taxes	1,477,000	(102,000)	1,426,000	(281,000)

Provision for income taxes	(25,000)	—	(25,000)	—

Net income (loss)	1,452,000	(102,000)	1,401,000	(281,000)

Deemed preferred dividend	—	(500,000)	—	(1,000,000)
Net income (loss) available after deemed preferred dividend	1,452,000	(602,000)	1,401,000	(1,281,000)

Cumulative preferred dividends	(66,000)	(98,000)	(132,000)	(186,000)
Net income (loss) available to common shareholders	$1,386,000	$(700,000)	$1,269,000	$(1,467,000)

Earnings (loss) per share:
Basic	$0.04	$(0.02)	$0.03	$(0.04)
Diluted	$0.02	$(0.02)	$0.02	$(0.04)
Weighted average shares outstanding:
Basic	37,144,000	36,895,000	37,144,000	36,857,000
Diluted	82,695,000	36,895,000	59,920,000	36,857,000

Statement of Comprehensive Income (Loss)
Net income (loss)	$1,452,000	$(102,000)	$1,401,000	$(281,000)
Other Comprehensive income (loss):
Foreign currency translation adjustment	1,000	(14,000)	(58,000)	20,000
Comprehensive income (loss)	$1,453,000	$(116,000)	$1,343,000	$(261,000)

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE INFORMATICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the six months ended March 31,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$1,401,000	$(281,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	86,000	73,000
Unpaid interest on notes payable	107,000	98,000
Share-based compensation	67,000	92,000
Compensation for warrants issued to consultants	—	40,000
Changes in assets and liabilities:
Receivables, net	(175,000)	(102,000)
Other current assets	27,000	(136,000)
Accounts payable	(321,000)	361,000
Payable to Spescom Ltd.	(566,000)	(22,000)
Accrued liabilities	—	(260,000)
Deferred revenue	102,000	(268,000)
Net cash provided (used) in operating activities	728,000	(405,000)

Cash flows from investing activities:
Purchases of property and equipment	(51,000)	(40,000)
Capitalization of development costs	—	(35,000)
Net cash used in investing activities	(51,000)	(75,000)

Cash flows from financing activities:
Net proceeds from private placement	—	838,000
Payments on capital lease obligations	(19,000)	(21,000)
Net cash provided (used) by financing activities	(19,000)	817,000

Effect of exchange rate changes on cash	(4,000)	(2,000)

Net increase in cash	654,000	335,000
Cash at beginning of period	95,000	285,000

Cash at end of period	$749,000	$620,000

See Note 2 for supplemental cash flow information.

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE INFORMATICS INC.
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 — Basis of Presentation

The accompanying consolidated financial statements as of March 31, 2007 and for the three and six months ended March 31, 2007 and 2006 are unaudited. The consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles applicable to interim periods.  In the opinion of management, the consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position, operating results and cash flows for the periods presented.

The information contained in the following Condensed Notes to the Consolidated Financial Statements is condensed from that which would appear in the annual consolidated financial statements; accordingly, the consolidated financial statements included herein should be reviewed in conjunction with the consolidated financial statements and related notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006, as amended.  It should be understood that the accounting measurements at an interim date inherently involve greater reliance on estimates than at year-end.  The results of operations for the interim periods presented are not necessarily indicative of the results expected for the entire year.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements are prepared using accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly-owned United Kingdom subsidiary, Enterprise Informatics, Ltd. All significant intercompany balances and transactions have been eliminated.

Foreign Currency

The functional currency of the Company’s United Kingdom subsidiary is the pound sterling. Assets and liabilities are translated into U.S. dollars at end-of-period exchange rates. Revenues and expenses are translated at average exchange rates in effect for the period. Net currency exchange gains or losses resulting from such translations are excluded from net income and are accumulated in a separate component of shareholders’ deficit as accumulated other comprehensive income (loss). Gains and losses resulting from foreign currency transactions, which are not significant, are included in the consolidated statements of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also requires disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made by management include revenue recognition estimates, the viability of recognizing deferred income tax assets, capitalized software costs and the valuation of equity instruments, and the allowance for doubtful accounts.  Significant changes in these estimates may have a material impact on the financial statements.

Revenue Recognition

The Company’s revenues are derived from sales of its document and configuration management systems that are primarily composed of software and services, including maintenance, training and consulting services, and third party software and hardware. The Company recognizes revenue in accordance with Statement of Position (“SOP”) 97-2 “Software Revenue Recognition,”  SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions”, Staff Accounting Bulletin (“SAB”) No. 101, updated by SAB’s 103 and 104 “Update of Codification of Staff Accounting Bulletins,” and Emerging Issues Task Force No. 00-21 (“EITF 00-21”) “Accounting for Revenue Arrangements with Multiple Deliverables.”  Revenue through the Company’s Value Added Resellers (“VARS”) are net of any VAR discount in accordance with EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent.”

Software license and third party product revenues are recognized upon shipment of the product if no significant vendor obligations remain and collection is probable. In cases where a significant vendor obligation exists, revenue recognition is delayed until such obligation has been satisfied. For new software products where a historical record has not yet been demonstrated that acceptance is perfunctory, the Company defers recognition of revenue until acceptance has occurred.   If an undelivered element of the arrangement exists under the license arrangement, a portion of revenue is deferred based on vendor-specific objective evidence (VSOE) of the fair value of the undelivered element until delivery occurs.  If VSOE does not exist for all undelivered elements, all revenue is deferred until sufficient evidence exists or all elements have been delivered.  Annual maintenance revenues, which consist of ongoing support and product updates, are recognized on a straight-line basis over the term of the contract. Payments received in advance of performance of the related service for maintenance contracts are recorded as deferred revenue. Revenues from training and consulting services are recognized when the services are performed and adequate evidence of providing such services is available. Contract revenues for long-term contracts or programs requiring specialized systems are recognized using the percentage-of-completion method of accounting, primarily based on contract labor hours incurred to date compared with total estimated labor hours at completion. Provisions for anticipated contract losses are recognized at the time they become known.

Contracts are billed based on the terms of the contract. There are no retentions in billed contract receivables. Unbilled contract receivables relate to revenues earned but not billed at the end of the period.

The Company considers many factors when applying accounting principles generally accepted in the United States of America related to revenue recognition.  These factors include, but are not limited to:

•                           The actual contractual terms, such as payment terms, delivery dates, and pricing of the various product and service elements of a contract

•                           Availability of products to be delivered

•                           Time period over which services are to be performed

•                           Creditworthiness of the customer

•                           The complexity of customizations to the Company’s software required by service contracts

•                           The sales channel through which the sale is made (direct, VAR, distributor, etc.)

•                           Discounts given for each element of a contract

•                           Any commitments made as to installation or implementation of “go live” dates

•                           Acceptance criteria

Each of the relevant factors is analyzed to determine its impact, individually and collectively with other factors, on the revenue to be recognized for any particular contract with a customer.  Management is required to make judgments regarding the significance of each factor in applying the revenue recognition standards, as well as whether or not each factor complies with such standards.  Any misjudgment or error by management in its evaluation of the factors and the application of the standards, especially with respect to complex or new types of transactions, could have a material adverse effect on the Company’s future operating results.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures About Fair Value of Financial Instruments”, requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as cash or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity, and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity. At March 31, 2007 and September 30, 2006, management believes that the carrying amounts of cash and cash equivalents, short-term investments, accounts receivable and accounts payable, and accrued expenses approximate fair value because of the short maturity of these financial instruments. The Company believes that the carrying value of its loans approximate their fair values based on current market rates of interest.

Concentration of Credit Risk

The Company provides products and services to customers in a variety of industries worldwide, including local governments, petrochemicals, utilities, manufacturing and transportation. Concentration of credit risk with respect to trade receivables is limited due to the geographic and industry dispersion of the Company’s customer base. The Company has not experienced significant credit losses on its customer accounts. Aker Kvaerner Shared Services AS and Network Rail accounted for 16% and 14%, respectively, of trade accounts receivable at March 31, 2007 as compared to Defense Threat Reductions Agency, Constellation Energy Group, JEA, and Network Rail, which accounted for 25%, 18%, 11% and 11%, respectively, of trade accounts receivable at September 30, 2006.

A small number of customers have typically accounted for a large percentage of the Company’s annual revenues. Aveva Group accounted for 40% of revenue for the six months ended March 31, 2007, while Constellation Energy accounted for 15% of revenue for the six months ended March 31, 2006.  The Company’s reliance on relatively few customers could have a material adverse effect on the results of its operations on a quarterly basis.

Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over useful lives of two to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of their useful life or the term of the related lease. Expenditures for ordinary repairs and maintenance are expensed as incurred while major additions and improvements are capitalized.

Software Development Costs

Software development costs are capitalized when technological feasibility and marketability of the related product have been established. Software development costs incurred solely in connection with a specific contract are charged to cost of revenues. Capitalized software development costs are amortized on a product-by-product basis, beginning when the product is available for general release to customers. Annual amortization expense is calculated using the greater of the ratio of each product’s current gross revenues to the total of current and expected gross revenues or the straight-line method over the estimated useful life of three to five years. There were no software development costs capitalized for the three or six months ended March 31, 2007, while the amortization expense totaled $26,000 and $52,000, respectively, for those periods. As of March 31, 2007 and September 30, 2006, the balance of software development capitalized totaled $513,000 for both dates, with related accumulated amortization of $140,000 and $88,000, respectively.

Long-lived Assets

The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the assets’ carrying value unlikely. An impairment loss would be recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset.

Share-Based Payments

The Company recognizes share-based compensation expense as required by the Financial Accounting Standards Board (FASB) under the Statement of Financial Accounting Standards No.123 (revised 2007), “Share-Based Payments” (FAS 123R).  The Company adopted the provisions of FAS 123R on October 1, 2005, the first day of the Company’s fiscal year 2006. Share-based compensation cost is measured at the date of grant using the Black-Scholes option-pricing model, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period. The determination of the fair value of share-based payments on the date of grant using an option-pricing model is affected by our stock price as well as stock volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends. The Company has no awards with market or performance conditions. The valuation provisions of FAS 123R apply to new awards and to awards outstanding on October 1, 2005 and subsequently modified or cancelled.

In April 1996, the Company adopted its 1996 Stock Incentive Plan (the “1996 Plan”).  The 1996 Plan is administered by either the Board of Directors or a committee designated by the Board to oversee the plan.  The total number of authorized shares under the 1996 Plan was 7,425,000.  As of March 31, 2007, options to purchase 4,372,250 shares were outstanding.  The 1996 Plan expired as of March 31, 2006 and therefore no further grants are available from the 1996 Plan.

In April 2007, the Company’s shareholders approved the adoption to 2007 Stock Incentive Plan (ther “2007 Plan”).  The 2007 Plan is administered by either the Board of Directors or a committee designated by the Board to oversee the plan.  The total number of authorized shares under the 2007 Plan was 7,500,000.   To date no options have been issued under the 2007 Plan.

The option vesting period under the 1996 Plan was determined by the Board of Directors or a Stock Option Committee and usually provides that 25% of the options granted can be exercised 90 days from the date of grant, and thereafter, those options vest and become exercisable in additional cumulative annual installments of 25% commencing on the first anniversary of the date of grant. Options granted under the 1996 Plan are generally due to expire upon the sooner of ten years from date of grant, thirty days after termination of services other than by reason of convenience of the Company, three months after disability, or one year after the date of the option holder’s death. The exercise price for such options is equal to the fair market value of the common stock on the date of grant.  Options granted to employees under the 1996 Plan were either incentive stock options or nonqualified options and only nonqualified options were granted to nonemployee directors.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants:

	For the three months ended March 31,		For the six months ended March 31,
	2007	2006	2007	2006
Dividend Yield	0%	0%	0%	0%
Expected Volatility	348%	165%	348%	165%
Risk free interes t rate	4.6%	4.7%	4.6%	4.7%
Expected lives	10 yrs	10 yrs	10 yrs	10 yrs

The weighted-average estimated fair value of employee stock options granted during the three and six months ended March 31, 2007 and March 31, 2006 using the Black-Scholes model were as follows:

	For the three months ended March 31,		For the six months ended March 31,
	2007	2006	2007	2006
Research and development	$1,000	$2,000	$3,000	$5,000
Marketing and sales	8,000	12,000	21,000	30,000
General and administrative	16,000	24,000	43,000	57,000

Share-based compensation	$25,000	$38,000	$67,000	$92,000

Basic and diluted net income (loss) per share
Basic	$—	$—	$—	$—
Diluted	$—	$—	$—	$—

A summary of option activity under the 1996 Plan as of March 31, 2007, and changes during the six months then ended is presented below:

Options	Shares (000)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding Options at October 1, 2006	4,455	$0.282
Granted	—	—
Exercised	—	—
Forfeited or expired	(83)	$0.531
Outstanding at March 31, 2007	4,372	$0.277	6.5	$—
Exercisable at March 31, 2007	3,640	$0.299	6.0	$—

There were no options granted or exercised for the six months ended March 31, 2007.

Income Taxes

Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences resulting from the differences in the financial reporting and tax bases of assets and liabilities. Deferred income tax expense (benefit) is the change during the year in the deferred income tax asset or liability.

Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be “more likely than not” realized in the future based on the Company’s current and expected operating results.

Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed as net income (loss) divided by the weighted average number of common shares outstanding during the year. Diluted net income (loss) per common share is computed as net income (loss) divided by the weighted average number of common shares and potential common shares, using the treasury stock method, outstanding during the year and assumes conversion into common stock at the beginning of each period of all outstanding shares of convertible preferred stock, stock options, warrants and other potential common stock. Computations of diluted net income (loss) per share do not give effect to individual potential common stock for any period in which their inclusion would be anti-dilutive.

Statements of Cash Flows

The following table provides supplemental cash flow information:

	For the six months ended March 31,
	2007	2006
Supplemental cash flow information:
Interest paid	$84,000	$7,000

Non-cash financing and investing activities:
Accrued preferred stock dividends	$132,000	$187,000
Warrants issued for services	—	40,000
Deemed dividend on October 2005 private placement	—	1,000,000
	$132,000	$1,227,000

Note 3 — Spescom Ltd. Transactions and Related Parties

As of March 31, 2007 and September 30, 2006 there were 5,291 shares of Series F Convertible Preferred Stock with a stated value of $1,000 per share held by Spescom Ltd., the majority shareholder of the Company. The Series F Convertible Preferred Stock is convertible into common stock, at a stated conversion price of $0.45 per share subject to certain adjustments.  The conversion is at the option of Spescom Ltd. through September 30, 2008. The outstanding Series F Convertible Preferred Stock is entitled to receive dividends of 5% of the stated value of $1,000 per share per annum, payable on a quarterly basis in cash or common stock (valued on the basis of the average per share market value on the 30 trading days immediately prior to the date on which such dividend is declared by the Board of Directors).  Unpaid dividends accrue interest at the rate of 8% per annum.  As of March 31, 2007, unpaid dividends and accrued interest amounted to $926,000 and $130,000, respectively. As of September 30, 2006, unpaid dividends and accrued interest amounted to $794,000 and $93,000, respectively.

Related party liabilities consist of the following:

	March 31, 2007	September 30, 2006
Current portion:
Payable to Spescom Ltd. UK	$—	$213,000
Notes and accrued interest payable to Spescom Ltd. UK	675,000	—
Payable to Spescom Ltd.	—	337,000
Payable to Spescom Ltd. (including Spescom Ltd. UK)	$675,000	$550,000

Long term portion:
Notes and accrued interest payable to Spescom Ltd. UK	$—	$664,000

The Company has two existing demand notes payable to Spescom Ltd. UK, a wholly owned subsidiary of Spescom Ltd., for $400,000 and $100,000, each bearing interest rate of 10% per annum.  As of March 31, 2007 and September 30, 2006, the balance owed on the notes including interest was $675,000 and $664,000, respectively. Spescom Ltd. has agreed that it will not cause Spescom Ltd. UK to demand repayment under the two notes prior to October 1, 2007.  Interest expense on the notes for the three months ended March 31, 2007 and 2006 was $17,000 and $16,000, respectively, and for the six months ended March 31, 2007 and 2006 was $34,000 and $32,000, respectively. These notes are collateralized by a security interest in favor of both Spescom Ltd. and Spescom Ltd. UK in respect of all the Company’s assets.  In November 2005, the Company’s wholly owned subsidiary, Enterprise Informatics Ltd. agreed to guarantee certain loan obligations of Spescom Ltd. which totaled $1.2 million as of March 31, 2007 and $3.2 million as of September 30, 2006.  The proceeds of these loans had been used by Spescom Ltd. in prior years to provide working capital to the Company. The guarantee is secured by the assets of Enterprise Informatics Ltd. which totaled $1,036,000 as of March 31, 2007.

Under a royalty arrangement beginning in fiscal 2004, Spescom Ltd. resold the Company’s software and maintenance services in South Africa. In February 2006 the royalty arrangement with Spescom Ltd. was terminated and the Company entered into a new reseller arrangement with a third party company, DocQnet International, for the South African market. There was no royalty revenue recognized under the royalty agreement with Spescom Ltd. for the three or six months ended March 31, 2007, while $34,000 and $117,000, respectively, was recognized during the three and six months ended March 31, 2006.  At September 30, 2006 the Company owed $337,000 to Spescom Ltd. primarily for certain marketing and business development projects performed by Spescom Ltd. for the Company along with assistance provided by Spescom Ltd.in raising working capital during fiscal 2005.  Interest accrued on the balance owed at a rate of 11%.  As of March 31, 2007, the Company had paid off the entire payable to Spescom Ltd. including accrued interest of $6,000.

Prior to February 10, 2006, Spescom Ltd. UK provided certain administrative and accounting functions for the Company’s United Kingdom subsidiary.  The Company was billed a monthly fee by Spescom Ltd. UK for reimbursement of certain costs in the United Kingdom including the office facilities, all accounting and human resources services, and certain corporate marketing activities. As of February 10, 2006, Spescom Ltd. no longer provided administrative or accounting function and the Company’s UK subsidiary was relocated to another facility.  For the three and six months ended March 31, 2007 there were no administrative fees as compared to $83,000 and $226,000 for the same periods in 2006.  The administrative fee charged by Spescom Ltd. UK for the three and six months ended March 31, 2006 included office rent of $48,000 and $132,000, respectively.   At March 31, 2007, the Company had no payable due to Spescom Ltd. UK for administrative fees or rent, while at September 30, 2006, the Company had a payable to Spescom Ltd. UK of $213,000, which was paid in full in October 2006.  In 1999, as part of an agreement to sell a 60% interest in its United Kingdom subsidiary to Spescom Ltd., the lease for the United Kingdom office facility was to be assigned to Spescom Ltd. UK; however, the landlord did not grant its consent to the assignment and as such Spescom Ltd. UK has paid the lease for the entire office directly to the landlord.  The lease expired on March 14, 2006.  The landlord has claimed that the Company owes certain dilapidation payments under the lease.  The Company has disputed such claims and believes there will be no material effect once resolved.

Spescom Ltd. and the Company have entered into a license agreement pursuant to which Spescom Ltd. has licensed to the Company the right to use the name “Spescom” and to use a trademark owned by Spescom Ltd. related to certain computer software. The Company will not pay any royalties to Spescom Ltd. in connection with this license. The license is for an indefinite term, but is terminable by either party upon 60 days prior written notice. Under the license agreement, Spescom Ltd. has agreed to indemnify and hold harmless the Company and its directors, officers, employees and agents against liabilities arising from any claim brought against the Company that alleges that Spescom Ltd.’s or the Company’s use of the licensed trademark infringes the rights of any third party, provided that the Company is in material compliance with the provisions of the license agreement.  In April 2007, the shareholders of the Company approved an amendment to the Company’s Articles of Incorporation changing the Company’s name to Enterprise Informatics Inc.  The Company plans to no longer use the name “Spescom Software”.

Note 4 — Receivables

A summary of receivables and allowance for doubtful accounts as of March 31, 2007 and September 30, 2006 are as follows:

	March 31, 2007	September 30, 2006
Receivables consist of:
Receivables	$1,053,000	$767,000
Unbilled receivables	3,000	96,000
	1,056,000	863,000
Less: allowance for doubtful accounts	(20,000)	(9,000)
	$1,036,000	$854,000

Note 5 — Reconciliation of Net Income (Loss) and Shares Used in Per Share Computations:

	For three months ended March 31,		For six months ended March 31,
	2007	2006	2007	2006
Net income (loss) available for common shareholders	$1,386,000	$(700,000)	$1,269,000	$(1,467,000)

Earnings (Loss) per share:
Basic	$0.04	$(0.02)	$0.03	$(0.04)
Diluted	$0.02	$(0.02)	$0.02	$(0.04)

Weighted average shares outstanding:
Basic	37,144,000	36,895,000	37,144,000	36,857,000
Diluted	82,695,000	36,895,000	59,920,000	36,857,000

Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period.  Contingently issued shares are included in the computation of basic net income (loss) per share when the related conditions are satisfied.  Diluted net income (loss) per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period.  Potentially dilutive securities consist of contingently issued shares, the common shares issuable upon conversion of preferred stock or convertible debt and shares issuable upon the exercise of stock options and common stock warrants.  Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive.

As of March 31, 2007, a total of 4,372,000 stock options and 6,727,000 common stock warrants were excluded from the diluted net income (loss) per share calculation, as their effect would be anti-dilutive. As of March 31, 2006, a total of 6,390,000 stock options, 7,644,000 common stock warrants and, 5,291 and 2,450 shares of Series F and Series I Convertible Preferred Stock, respectively, were excluded from the diluted net income (loss) per share calculation, as their effect would be anti-dilutive.

Note 6 — Segment and Geographic Information

The Company has one business segment, which consists of the development and sale of a suite of integrated document, configuration and records management software products.   Revenues by customer location and identifiable assets from continuing operations are as follows:

	For the three months ended March 31,		For the six months ended March 31,
	2007	2006	2007	2006
United States	$756,000	$1,305,000	$1,999,000	$2,421,000
Europe, primarily United Kingdom	2,992,000	407,000	3,425,000	986,000
Other International	33,000	348,000	84,000	485,000
	$3,781,000	$2,060,000	$5,508,000	$3,892,000

	March 31, 2007	September 30, 2006
Identifiable assets from continuing operations:
United States	$1,467,000	$1,440,000
Europe, United Kingdom	1,036,000	283,000
	$2,503,000	$1,723,000

Note 7 — Redeemable and Convertible Preferred Stock

October 2005 Private Placement

On October 25, 2005, the Company completed a private placement issuing 1,950 shares of Series H Convertible Preferred Stock (“Series H Preferred Stock”) and warrants for the purchase of 925,926 common shares in exchange for cash of $500,000 and 1,450 shares of previously issued Series G Convertible Preferred Stock. The common stock warrants have an exercise price of $0.27 per share and expire October 25, 2008. In connection with this transaction, the 1,450 shares of Series G Convertible Preferred Stock then outstanding were cancelled by the Company. Expenses relating to the transaction totaled $64,000 primarily relating to legal and accounting fees. In accordance with EITF 00-27 “Application of Issue No 98-5 to Certain Convertible Instruments,” the Company calculated, using the Black—Scholes method, the intrinsic value of the convertible instruments issued and determined that there was a deemed preferred dividend equal to the gross proceeds received of $500,000.  In March 2006 the Company completed a private placement exchanging all of the Series H Preferred Stock for Series I Convertible Preferred Stock.  See March 2006 Private Placement below.

The shares of Series H Preferred Stock issued were convertible into common stock at the conversion rate in effect at the time of conversion.  The conversion price per share of the Series H Preferred Stock was equal to 85% of the market price (the volume weighted average price of the Company’s common stock during the five immediately preceding trading days), provided that in no event shall the conversion price exceed a ceiling price of $0.40 per share, or be less than a floor price which varies with the aggregate gross revenues of the Company during the last four fiscal quarters for which revenues have been reported by the Company prior to such time, but which will not be lower than $0.0725 per share and not higher than $0.16 per share.  The Series H Preferred Stock accrued dividends at 6.75% of the stated value of $1,000 per share per annum.  On March 31, 2006 the Company issued 325,966 shares of common stock in payment of declared Series H Preferred Stock dividends of $44,000 based on a fair market value of $0.13 per share.

The terms of the October 2005 financing also provided for a second closing to have occurred no later than January 20, 2006, under which the Company would issue an additional 500 shares of Series H Preferred Stock and additional warrants for the purchase of 925,926 common shares in exchange for cash of $500,000. The obligations of the purchasers to consummate the second closing were subject to certain conditions, including that the closing price of the Company’s common stock would be $0.16 or greater for 20 consecutive trading days. This stock price condition was not satisfied and the second closing was not completed.

March 2006 Private Placement

On March 10, 2006, the Company completed a private placement issuing 2,450 shares of Series I Convertible Preferred Stock (“Series I Preferred Stock”) and warrants, expiring March 10, 2009, to purchase 925,926 shares of common stock at $0.27 per share in exchange for cash $500,000 and 1,950 shares of the Company’s Series H Convertible Preferred Stock, which have been cancelled. Expenses relating to the transaction totaled $98,000 primarily relating to legal and accounting fees. In accordance with EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments,” the Company calculated, using the Black—Scholes method, the intrinsic value of the convertible instruments issued and determined that there was a deemed preferred dividend equal to the gross proceeds received of $500,000.  Pursuant to the terms of the financing, the Company filed a registration statement on April 7, 2006 for the common shares issuable under the Series I Preferred Stock and related warrants, which became effective on July 10, 2006.

Each share of Series I Preferred Stock is convertible into a number of shares of common stock determined by dividing $1,000 by the conversion price per share in effect at the time of conversion, provided that a holder of Series I Preferred Stock may at any given time convert only that number of shares of Series I Preferred Stock so that, upon conversion, the aggregate beneficial ownership of the Company’s common stock of such holder and all persons affiliated with such holder is not more than 9.99% of the Company’s common stock then outstanding. The conversion price per share is equal to 85% of the market price (the volume-weighted average price of the Company’s common stock during the five immediately preceding trading days, subject to adjustment), provided that in no event shall the conversion price exceed a ceiling price of $0.21 per share, or be less than a floor price of $0.0725 per share.

The Certificate of Determination for the Series I Preferred Stock provides that, if the Company  has not entered into a binding agreement to consummate a consolidation, merger, reclassification of the stock of the Company (subject to certain exceptions), or disposition of all or substantially all of the assets of the Company on or before April 30, 2006, the holders of Series I Preferred Stock may, by the vote not later than December 31, 2006 of at least two-thirds of the then-outstanding shares of Series I Preferred Stock, elect to have all of the outstanding shares of Series I Preferred Stock redeemed by the Company. In that event, the Company would be obligated to redeem the Series I Preferred Stock at an amount equal to $1,000 per share plus all declared but unpaid dividends. The Certificate of Determination further provides that, if such election were made and the Company were to lack sufficient funds available to redeem the Series I Preferred Stock in accordance with applicable law, the holders of Series I

Preferred Stock as a class would be entitled to elect the smallest number of directors of the Company constituting a majority of the authorized number of directors.  As of April 30, 2006 the Company had not entered into a binding agreement to consummate a consolidation, merger, reclassification of the stock of the Company or disposition of all or substantially all of the assets of the Company.  However, the holders of the Series I Preferred Stock as of December 31, 2006 and as of the date of this filing have not notified the Company of any election to redeem the Series I Preferred Stock.  Under FAS 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” and EITF D-98 “Classification and Measurement of Redeemable Securities” and since a binding agreement was not entered into by April 30, 2006, the Company had classified the fair value of the Series I Preferred Stock to liabilities as the Company might have been obligated to repay all the proceeds received.  Since the holders of Series I Preferred Stock have not notified the Company of a vote to redeem the Series I Preferred Stock, the Series I Preferrd Stock is no longer considered redeemable and has been reclassified as equity.

Each holder of Series I Preferred Stock is entitled to a liquidation preference equal to the greater of (i) $1,000 per share plus declared but unpaid dividends per share and (ii) the amount such holder would be entitled to receive had such holder’s shares been converted into shares of common stock immediately prior to the distribution in accordance with the terms of the Series I Preferred Stock.  Commencing on the issuance date of the Series I Preferred Stock, the Series I Preferred Stock is entitled to receive dividends of 6.75% of the stated value of $1,000 per share per annum, only payable until the registration statement for the common stock underlying the Series I Preferred Stock is declared effective by the Securities and Exchange Commission.  That registration statement was declared effective by the Securities and Exchange Commission on July 10, 2006.

Series F Convertible 5% Preferred Stock

On September 30, 2003, the Company issued 5,291 shares of Series F Convertible Preferred Stock (the “Series F Preferred Stock”) with a stated value of $1,000 per share in consideration of the cancellation of $5,291,000 of its debt owed to Spescom Ltd. and its subsidiary (See Note 3).  The Series F Preferred Stock is convertible into the Company’s common stock at a stated conversion price of $0.45 per share, subject to certain adjustments to prevent dilution, representing a total of 11,757,778 shares of the Company’s common stock.  Such conversion may occur at the option of the holder until September 30, 2008.  On that date, any outstanding Series F Preferred Stock not previously converted will be converted automatically.

The Series F Preferred Stock is entitled to a liquidation preference equal to $1,000 per share, plus accrued but unpaid dividends per share and interest on all accrued but unpaid dividends.  The Series F Preferred Stock is also entitled to receive dividends of 5% of the stated value of $1,000 per share per annum, payable on a quarterly basis in cash or common stock (valued on the basis of the average per share market value on the 30 trading days immediately prior to the date on which such dividend is declared by the Board of Directors).  Unpaid dividends accrue interest at the rate of 8% per annum.  As of December 31, 2006 and  September 30, 2006, unpaid dividends were $860,000 and $794,000, respectively, and related accrued interest amounted to $111,000 and $93,000, respectively.  As part of the transaction, Spescom Ltd. and its U.K. subsidiary received certain demand and piggyback registration rights with respect to the common stock underlying the Series F Preferred Stock.  Each holder of the shares of Series F Preferred Stock is entitled to the number of votes equal to the number of shares of common stock to which such holder would be entitled  upon conversion of the shares of Series F Preferred Stock held by such holder on all matters submitted to the vote of the holders of common stock, and votes as a class with the holders of common stock.  In a change of control, merger or sale, the Series F Preferred Stock holders would preserve their conversion rights and would be entitled to the same number and amount of shares immediately prior to such transaction.

Note 8 — Shareholders’ Deficit

November 2004 Private Placement

On November 5, 2004, the Company completed a financing arrangement whereby the Company issued 2,200 shares of our Series G Preferred Stock along with 2,750,000 common stock warrants for gross proceeds of $2,200,000. The Series G Preferred Stock was convertible into common stock at a price equal to 85% of the volume weighted average price of the Company’s common stock during the five trading days immediately preceding the conversion date; however, the conversion price could be no higher than $0.40 per share and no lower than $0.30 per share. The 2,750,000 warrants have an exercise price of $0.44 per share and expire November 5, 2007. The Company incurred $418,000 in expenses related to the transaction and issued 825,000 common stock warrants to an investment consulting firm. The 825,000 warrants were comprised of 550,000 warrants with an exercise price of $0.40 per share which expire November 5, 2009 and 275,000 warrants with an exercise price of $0.44 per share which expired on November 5, 2007. In connection with the financing, the Company recorded a beneficial conversion of $2,200,000 on the Series G Preferred Stock as a deemed dividend for the three months ended December 31, 2004. During fiscal 2005, 750 shares of the Series G Preferred Stock were converted into 2,428,000 shares of common stock. As part of the private placement in October 2005 the Company exchanged the 1,450 remaining shares of Series G Preferred Stock for 1,450 shares of Series H Preferred Stock. Those 1,450 shares of Series H Preferred Stock were exchanged for Series I Preferred Stock in March 2006. The shares of the Series G and H Preferred Stock have been cancelled by the Company. (See Note 7)

Issuance of Warrants to Investor Relations Firm

During November 2005, the Company entered into a six-month engagement with an investment relations firm to develop and implement a marketing program to promote financial market and investor awareness for the Company. Under the engagement agreement, the investor relations firm was entitled to receive, every month the agreement is effective, a warrant, expiring three years from the date of issuance, to purchase 50,000 shares of the Company’s common stock  at an exercise price of $0.10 per share for a total of 300,000 shares over the six-month contract. In addition, the investment relations firm was entitled under the agreement to a one time performance warrant to purchase 500,000 shares of the Company’s common stock at $0.25 per share, which would vest if, during the term of the agreement, the volume weighted-average price of the Company’s common stock were to exceed $0.50 for five consecutive days. On March 31, 2006, the Company issued to the investor relations firm a warrant, expiring on the third anniversary of its date of issuance, for the purchase of 300,000 shares of the Company’s common stock at an exercise price of $0.10 per share. The investor relations firm agreed to accept that warrant for 300,000 shares in lieu of all of the warrants issuable to the investor relations firm as monthly compensation during the six-month term of the agreement and in lieu of the performance warrant.  Under EITF 96-19 the fair value of the warrant to purchase 300,000 shares of common stock was determined to be $39,000 and has been expensed ratably over the six month term of the engagement agreement.

Note 9 — Recent Pronouncements

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes” which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for us beginning October 1, 2007. The Company is in the process of determining the effect, if any, the adoption of FIN 48 will have on our financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. Under SFAS 159, a company may elect to use fair value to measure accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees and issued debt. Other eligible items include firm commitments for financial instruments that otherwise would not be recognized at inception and non-cash warranty obligations where a warrantor is permitted to pay a third party to provide the warranty goods or services. If the use of fair value is elected, any upfront costs and fees related to the item must be recognized in earnings and cannot be deferred, e.g., debt issue costs. The fair value election is irrevocable and generally made on an instrument-by-instrument basis, even if a company has similar instruments that it elects not to measure based on fair value. At the adoption date, unrealized gains and losses on existing items for which fair value has been elected are reported as a cumulative adjustment to beginning retained earnings. Subsequent to the adoption of SFAS 159, changes in fair value are recognized in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company has not determined the impact, if any, the adoption of SFAS 159 will have on its financial position and results of operations.

Note 10 — Subsequent  Events

On April 24, 2007 the Company held its annual meeting of shareholders.  At the meeting, the shareholders approved three proposals. The shareholders approved a proposal to adopt the Company’s 2007 Stock Incentive Plan (the “2007 Plan”). The total number of authorized shares under the 2007 Plan is 7,500,000.  In addition, the shareholders approved a proposal to amend the Company’s Articles of Incorporation to increase the number of shares of authorized common stock from 100,000,000 to 200,000,000.  Lastly the shareholders also approved a proposal to amend the Company’s Articles of Incorporation to change the name of the Company to Enterprise Informatics Inc. from Spescom Software Inc.

In May 2007 the Company settled a dispute arising from claim by Cappello Capital Corp., a former investment advisor to the Company, that a commission was owed in connection with the license agreement the Company signed with Aveva Solutions Limited in October 2006.  Effective May 9, 2007 the Company agreed to pay Cappello $50,000 and issue to that firm an option to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.10 per share.  The option expires on May 31, 2017. Under the terms of the option agreement during the first year from the date of issuance the Company has the right to repurchase the option for $25,000.  As of March 31, 2007 the Company had accrued $100,000 for this claim under SFAS No. 5 “Accounting for Contingencies.”

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including those set forth under “Certain Factors That May Affect Future Results” below and elsewhere in, or incorporated by reference into, this report.

In some cases, you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “anticipate,” “estimate,” “predict,” “potential,” or the negative of these terms, and similar expressions are intended to identify forward-looking statements. When used in the following discussion, the words “believes,” “anticipates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The forward-looking statements in this report are based upon management’s current expectations and belief, which management believes are reasonable.  These statements represent our estimates and assumptions only as of the date of this Quarterly Report on Form 10-Q, and we undertake no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The following discussion should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements, including the Notes thereto.

OVERVIEW

The Company develops, markets and supports eB, its integrated suite of collaborative document, configuration and records management software solutions. The eB suite enables organizations in a broad range of industries to create, capture, store, manage, share and distribute critical business information regarding their customers, products, assets and processes in an efficient manner. The eB suite also enables them to maintain complete, up-to-date information about the configuration of their products, assets and infrastructures so that they can achieve operational excellence and compliance with regulatory requirements. eB provides the capabilities of an Enterprise Content Management (ECM)/Electronic Document Management (EDM) System, but extends these capabilities by also managing the “things” that the content/documents relate to such as products, assets , functions, processes, requirements, projects, organizations, locations, work orders, etc. As a result, eB can be used to manage the lifecycle of physical items (e.g. products, equipment or assets), and the requirements (e.g. functional, safety, performance, environmental, etc.) that govern them. It enables intelligent relationships to be defined between these items thereby creating an interdependency model. As a result, the effects of any change on requirements, documents and items can be determined, and change can be managed to effectively ensure information integrity. In particular, eB enables organizations with extensive and complex physical infrastructures to efficiently identify, classify, structure, link, and manage documents, physical items, and requirements throughout their lifecycles and ensure that conformance between these is maintained by means of an automated change process.

Our revenues in the three and six months ended March 31, 2007 increased by 250%  and 120%, respectively, from the same periods in the prior fiscal year primarily due to one large software license sale sold to Aveva Solutions Limited, while there was no similar large license sales during the same period in the prior year.   The Company’s license revenue fluctuates from quarter to quarter as reflected by the increase in license sales during the current quarter.

Our revenues are derived from licenses of our software to our customers, services that we provide under maintenance support contracts and our non-maintenance services, consisting primarily of design studies, system implementation and training. Of our total revenues for the three months ended March 31, 2007, license revenues accounted for 60%, maintenance services revenues accounted for 21% and non-maintenance services represented 19%, while, of our total revenue for the six months ended March 31, 2007, license revenue accounted for 49%, maintenance service revenue accounted for 28% and non-maintenance services represented 23%.

Many of our customers are located outside the United States, with foreign-originated revenues accounting for 80% and 37% of revenues for the three months ended March 31, 2007 and 2006, respectively, and 64% and 38% of revenue for the six months ended March 31, 2007 and 2006, respectively. Our revenue for the three and six months ended March 31, 2007 reflected a foreign currency gain of $83,000 and $154,000, respectively, as compared to last year due to the increasing value of the British pound to the dollar.

While revenues increased during the three and six months ended March 31, 2007, our cost of revenues decreased by 8% and 6%, respectively, when compared to the same period in the prior fiscal year primarily as a result of lower third party scanning cost related to two large projects. Our operating expenses increased by 14% for the three months ended March 31, 2007 when compared to the same period of the prior fiscal year due to higher legal and accounting fees related to public filings and commission expenses relating to the license sale.   Our operating expenses decreased by 1% for the six months ended March 31, 2007 when compared to the same period of the prior fiscal year due to lower personnel and related costs resulting from the reduction in staff, primarily due to restructuring, in the marketing and sales group.

At March 31, 2007, our principal sources of liquidity consisted of $749,000 of cash, compared to $95,000 at September 30, 2006. During the six months ended March 31, 2007, we received $2,000,000 from a large license and development transaction with Aveva Solutions Limited.

CRITICAL ACCOUNTING POLICIES

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. As such, management is required to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The significant accounting policies which are most critical to aid in fully understanding and evaluating reported financial results include the following:

Revenue Recognition

The Company’s revenues are derived from sales of its document and configuration management systems that are primarily composed of software and services, and include maintenance, training and consulting services, and third party software and hardware. The Company recognizes revenue in accordance with Statement of Position (“SOP”) 97-2 “Software Revenue Recognition,”  SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions”, Staff Accounting Bulletin (“SAB”) No. 101, updated by SAB’s 103 and 104 “Update of Codification of Staff Accounting Bulletins,” and Emerging Issues Task Force No. 00-21 (“EITF 00-21”) “Accounting for Revenue Arrangements with Multiple Deliverables.”  Revenue through the Company’s Value Added Resellers (“VARS”) are net of any VAR discount in accordance with EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent.”

Software license and third party product revenues are recognized upon shipment of the product if no significant vendor obligations remain and collection is probable. In cases where a significant vendor obligation exists, revenue recognition is delayed until such obligation has been satisfied. For new software products where a historical record has not yet been demonstrated that acceptance is perfunctory, the Company defers recognition of revenue until acceptance has occurred. If an undelivered element of the arrangement exists under the license arrangement, a portion of revenue is deferred based on vendor-specific objective evidence (VSOE) of the fair value of the undelivered element until delivery occurs.  If VSOE does not exist for all undelivered elements, all revenue is deferred until sufficient evidence exists or all elements have been delivered.  Annual maintenance revenues, which consist of ongoing support and product updates, are recognized on a straight-line basis over the term of the contract. Payments received in advance of performance of the related service for maintenance contracts are recorded as deferred revenue. Revenues from training and consulting services are recognized when the services are performed and adequate evidence of providing such services is available. Contract revenues for long-term contracts or programs requiring specialized systems are recognized using the percentage-of-completion method of accounting, primarily based on contract labor hours incurred to date compared with total estimated labor hours at completion. Provisions for anticipated contract losses are recognized at the time they become known.

Contracts are billed based on the terms of the contract. There are no retentions in billed contract receivables. Unbilled contract receivables relate to revenues earned but not billed at the end of the period.

The Company considers many factors when applying accounting principles generally accepted in the United States of America related to revenue recognition.  These factors include, but are not limited to:

•                                  The actual contractual terms, such as payment terms, delivery dates, and pricing of the various product and service elements of a contract

•                                  Availability of products to be delivered

•                                  Time period over which services are to be performed

•                                  Creditworthiness of the customer

•                                  The complexity of customizations to the Company’s software required by service contracts

•                                  The sales channel through which the sale is made (direct, VAR, distributor, etc.)

•                                  Discounts given for each element of a contract

•                                  Any commitments made as to installation or implementation of “go live” dates

•                                  Acceptance criteria

Each of the relevant factors is analyzed to determine its impact, individually and collectively with other factors, on the revenue to be recognized for any particular contract with a customer.  Management is required to make judgments regarding the significance of each factor in applying the revenue recognition standards, as well as whether or not each factor complies with such standards.  Any misjudgment or error by management in its evaluation of the factors and the application of the standards, especially with respect to complex or new types of transactions, could have a material adverse effect on the Company’s future operating results.

Software Development Costs

Software development costs are capitalized when technological feasibility and marketability of the related product have been established. Software development costs incurred solely in connection with a specific contract are charged to cost of revenues. Capitalized software costs are amortized on a product-by-product basis, beginning when the product is available for general release to customers.   Annual amortization expense is calculated using the greater of the ratio of each product’s current gross revenues to the total of current and expected gross revenues or the straight-line method over the estimated useful life of three to five years.

Allowance for Doubtful Accounts

The Company sells its products directly to end-users, generally requiring a significant up-front payment and remaining terms appropriate for the creditworthiness of the customer. The Company also sells its products to VARs and other software distributors generally under terms appropriate for the creditworthiness of the VAR or distributor. The Company retains no continuing obligations on sales to VARs.  Receivables from customers are generally unsecured. The Company continuously monitors its customer account balances and actively pursues collections on past due balances. The Company maintains an allowance for doubtful accounts which is comprised of a general reserve based on historical collections performance plus a specific reserve for certain known customer collections issues. If actual bad debts are greater than the reserves calculated based on historical trends and known customer issues, the Company may be required to book additional bad debt expense which could have a material adverse effect on our business, results of operations and financial condition for the periods in which such additional expense occurs.

Share-Based Payments

The Company recognizes share-based compensation expense as required by the Financial Accounting Standards Board (FASB) under the Statement of Financial Accounting Standards No.123 (revised 2004), “Share-Based Payments” (FAS 123R).  The Company adopted the provisions of FAS 123R on October 1, 2005, the first day of the Company’s fiscal year 2006. Share-based compensation cost is measured at the date of grant using the Black-Scholes option-pricing model, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period. The determination of the fair value of share-based payments on the date of grant using an option-pricing model is affected by our stock price as well as stock volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends. The Company has no awards with market or performance conditions. The valuation provisions of FAS 123R apply to new awards and to awards outstanding on October 1, 2005 and subsequently modified or cancelled.

RESULTS OF OPERATIONS

The following table sets forth the condensed consolidated statement of operations expressed as a percentage of total revenue for the periods indicated:

	For the three months ended March 31,		For the six months ended March 31,
	2007	2006	2007	2006
Revenues:
Licenses	60%	32%	49%	31%
Services and other	40%	68%	51%	69%
Total revenues	100%	100%	100%	100%

Cost of revenues:
Licenses	2%	3%	2%	5%
Services and other	18%	35%	23%	32%
Total cost of revenues	19%	38%	25%	37%

Gross profit	81%	62%	75%	63%

Operating expenses:
Research and development	8%	14%	10%	12%
Marketing and sales	15%	34%	19%	34%
General and administrative	17%	17%	18%	21%
Total operating expenses	40%	65%	47%	67%

Income (loss) from operations	41%	(3)%	28%	(4)%

Interest and other	(2)%	(2)%	(2)%	(3)%

Net income (loss) before income taxes	38%	(5)%	26%	(7)%

Provision for income taxes	—	—	—	—

Net income (loss)	38%	(5)%	26%	(7)%

Deemed dividend	—	(24)%	—	(26)%
Cumulative preferred dividends	(2)%	(5)%	(2)%	(5)%
Net income (loss) available to common shareholders	75%	(39)%	50%	(45)%

Revenues

License Revenues
(in thousands)

	For the three months ended March 31,			For the six months ended March 31,
	2007	2006	Change	2007	2006	Change
License revenues	$2,282	$652	250%	$2,672	$1,216	120%
Percentage of total revenues	60%	32%		49%	31%

License revenues increased by $1,630,000, or 250%, to $2,282,000 from $652,000 for the three months ended March 31, 2007 when compared to the same period a year ago due to a large license sale for $2,000,000 to Aveva Solutions Limited, offset primarily by decreased license sales to JEA of $200,000 and Constellation Energy Group of $132,000.  License revenues increased by $1,456,000, or 120%, from $1,216,000 to $2,672,000 for the six months ended March 31, 2007 when compared to the same period a year ago due to a large license sale for $2,000,000 to Aveva Solutions Limited and $108,000 to existing customer Nuclear Fuel Services, and offset by lower license sales to Florida Power and Light of $269,000 and Constellation Energy Group of $191,000.  The Company’s license revenues fluctuate from quarter to quarter, which is reflected by the increase in license sales in the current quarter. During the same quarter in the prior year there were no similar size sales.

We anticipate that the demand for our products will increase if overall economic conditions continue to strengthen leading to an increase in overall demand for enterprise document, configuration and records management software solutions.  The Company’s license revenues can fluctuate from quarter to quarter, based on the timing of customer orders due to the long sales cycle and changes in customers’ internal plans of the rollout of software licenses.

Although the Company has historically generated the majority of its revenues from its direct sales force, the Company has also established a network of third-party VARs, system integrators and OEMs who build and sell systems (with components or complete systems provided by the Company) that address specific customer needs within various industries, including those targeted directly by the Company.  Sales through indirect channels for the three and six months ended March 31, 2007 amounted to $95,000, or 3%, and $222,000, or 4%, respectively, compared to $348,000, or 17%, and $520,000, or 13%, respectively, for the same periods in the prior year.

A small number of customers have typically accounted for a large percentage of the Company’s annual revenues. Aveva Solutions Limited accounted for 57% of revenue for the three months ended March 31, 2007, while Constellation Energy Group, DocQnet International, and JEA accounted for 18%, 13% and 11%, respectively, for the three months ended March 31, 2006.  For the six months ended March 31, 2007, Aveva Solutions Limited accounted for 40% of revenue, while Constellation Energy Group accounted for 15% for the six months ended March 31, 2006.  The Company’s reliance on relatively few customers could have a material adverse effect on the results of its operations on a quarterly basis.

Services and Other Revenues
(in thousands)

	For the three months ended March 31,			For the six months ended March 31,
	2007	2006	Change	2007	2006	Change
Services and other revenues	$1,499	$1,408	6%	$2,836	$2,676	6%
Percentage of total revenues	40%	68%		51%	69%

Services and other revenues are comprised of maintenance and non-maintenance services.  Non-maintenance services typically relate to business process studies, implementation of systems and training which vary with the level of license revenues while maintenance revenue is primarily dependent on customers renewing their annual maintenance support contracts.

Services and other revenues increased $91,000, or 6%, from $1,408,000 to $1,499,000 for the three months ended March 31, 2007 compared to the same period a year ago. The non-maintenance portion of service revenue increased slightly by $39,000, or 6% from $685,000 to $724,000 primarily due to more expansion services during the current quarter.   Also in this quarter, maintenance revenue increased $52,000, or 7% from $723,000 to $775,000, primarily due to the increase in software license sales in fiscal year 2006.

Services and other revenues increased $160,000, or 6%, from $2,676,000 to $2,836,000 for the six months ended March 31, 2007 compared to the same period a year ago. The non-maintenance portion of service revenue increased slightly by $71,000, or 6% from $1,221,000 to $1,292,000 primarily due to more expansion and other services, while maintenance revenue increased $89,000, or 6% from $1,455,000 to $1,544,000, when compared to the same period a year ago primarily due to the increase in software license sales in fiscal year 2006.

We anticipate that service and other revenues will fluctuate primarily due to sales to new customers because they require more services that typically include a business process study, integration with other business systems and training.  In addition, service and other revenues will continue to fluctuate from quarter to quarter based on the timing of customer orders.

Cost of Revenues

Cost of License Revenues
(in thousands)

	For the three months ended March 31,			For the six months ended March 31,
	2007	2006	Change	2007	2006	Change
Cost of license revenues	$59	$72	(18)%	$97	$194	(50)%
Percentage of total revenues	2%	3%		2%	5%

Cost of license revenues consists of costs associated with reselling third-party products and amortization of capitalized software development costs.

Cost of license revenues decreased by $13,000, or 18%, from $72,000 to $59,000 for the three months ended March 31, 2007 compared to the same period a year ago.  The decrease is primarily due to a decrease in the proportion of license revenue being attributed to third-party software products, which typically have a higher associated cost than the Company’s own proprietary software.  The decrease in third-party costs and the increase in license revenue from the large license sale to Aveva Solutions Limited during the quarter resulted in an increase in the gross profit percentage of license revenues to 97% for the three months ended March 31, 2007 as compared to 89% for the same period a year ago.

Cost of license revenues decreased by $97,000, or 50%, from $194,000 to $97,000 for the six months ended March 31, 2007 compared to the same period a year ago.  The decrease is primarily due to a decrease in the proportion of license revenue being attributed to third-party software products, which typically have a higher associated cost than the Company’s own proprietary software.  The decrease in third-party costs and the increase in license revenue from the large license sale to Aveva Solutions Limited during the quarter resulted in an increase in the gross profit percentage of license revenues to 96% for the six months ended March 31, 2007 as compared to 84% for the same period a year ago.

We expect the cost of license revenues to fluctuate based on fluctuations in license revenues and in customer requirements for third-party software products since the cost of meeting these customer requirements have the largest impact on cost of license revenues.

Cost of Services and Other Revenues
(in thousands)

	For the three months ended March 31,			For the six months ended March 31,
	2007	2006	Change	2007	2006	Change
Cost of services and other revenues	$673	$721	(7)%	$1,264	$1,261	0%
Percentage of total revenues	18%	68%		23%	69%

Cost of services and other revenues consists primarily of personnel-related costs in providing consulting services, training to customers and support.  It also includes costs associated with reselling third-party hardware and maintenance, which includes telephone support costs.

Cost of services and other revenues decreased $48,000, or 7%, from $721,000 to $673,000 for the three months ended March 31, 2007 compared to the same period a year ago.  The decrease was primarily due to lower third party scanning and other services for two large customer projects.   As a result of the reduction in costs, the gross profit from services and other revenue as a percentage of services and other revenues increase to 55% for the three months ended March 31, 2007 as compared to 49% for the same period a year ago.

Cost of services and other revenues remained relatively flat, increasing slightly from $1,261,000 to $1,264,000 for the six months ended March 31, 2007 compared to the same period a year ago.  Although cost of services and other revenue decreased by $142,000 due to lower third party scanning and other services for two large customer projects, the decrease was offset by an increase in personnel related cost with development staff working on more customer projects.   The gross profit from services and other revenue as a percentage of services and other revenues increased to 55% for the six months ended March 31, 2007 as compared to 53% for the same period a year ago.

We expect the cost of services and other revenues to fluctuate in absolute dollar amounts and as a percentage of total revenues as the related service revenue fluctuates.

Operating Expenses

Research and Development
(in thousands)

	For the three months ended March 31,			For the six months ended March 31,
	2007	2006	Change	2007	2006	Change
Research and development expenses	$305	$282	8%	$563	$485	16%
Percentage of total revenues	8%	14%		10%	12%

Research and development expenses consist of salaries and benefits for software developers as well as an allocation of corporate expenses, calculated on the basis of headcount, such as corporate insurance, facilities, telephone and other.

Research and development expenses increased $23,000, or 8%, from $282,000 to $305,000 for the three months ended March 31, 2007 compared to the same period a year ago. Research and development expenses increased $78,000, or 16%, from $485,000 to $563,000 for the six months ended March 31, 2007.  The increase for both periods was due to higher personnel and related costs, a result of more developers working on research and development projects during the current quarter versus customer projects.

We believe that continued investment in research and development is a critical factor in maintaining our competitive position and we expect research and development costs to remain at the current levels in absolute dollar amounts in the next several quarters.

Marketing and Sales
(in thousands)

	For the three months ended March 31,			For the six months ended March 31,
	2007	2006	Change	2007	2006	Change
Marketing & sales expenses	$581	$685	(15)%	$1,041	$1,338	(22)%
Percentage of total revenues	15%	34%		19%	34%

Marketing and sales expenses consist of salaries, cost of benefits, sales commissions and other expenses related to the direct sales force, as well as allocation of overall corporate expenses, calculated on the basis of headcount, related to items such as corporate insurance, facilities, telephone and other.

Marketing and sales expenses decreased $104,000, or 15%, from $685,000 to $581,000 for the three months ended March 31, 2007 compared to the same period a year ago.  The decrease in marketing and sales expenses is a result of lower personnel and related expenses of $204,000 with fewer employees currently in the department, primarily due to restructuring, when compared to the same period a year ago.  This decrease was offset by commission expense of $100,000 relating to the license sale to the Aveva Solutions Limited.

Marketing and sales expenses decreased $297,000, or 22%, from $1,338,000 to $1,041,000 for the six months ended March 31, 2007 compared to the same period a year ago.  The decrease in marketing and sales expenses is a result of lower personnel related expenses of $397,000 with fewer employees currently in the department, primarily due to restructuring, when compared to the same period a year ago.  This decrease was offset by commission expense of $100,000 relating to the license sale to the Aveva Solutions Limited.

We expect marketing and sales expense to decrease in absolute dollar amounts and as a percentage of total revenue in the current fiscal year.

General and Administrative
(in thousands)

	For the three months ended March 31,			For the six months ended March 31,
	2007	2006	Change	2007	2006	Change
General and administrative expenses	$624	$353	77%	$992	$794	25%
Percentage of total revenues	17%	17%		18%	21%

General and administrative expenses consist primarily of personnel costs for finance, information technology, human resources and general management, as well as outside professional services and an allocation of overall corporate expenses, calculated on the basis of headcount, such as corporate insurance, facilities, telephone and other.

General and administrative expenses increased by $271,000, or 77%, from $353,000 to $624,000 for the three months ended March 31, 2007 compared to the same period a year ago.  The increase was due to higher legal and accounting fees of $194,000 in connection with public filings, personnel and related cost of $38,000, and in other miscellaneous expenses of $39,000.

General and administrative expenses increased by $198,000, or 25%, from $794,000 to $992,000 for the six months ended March 31, 2007 compared to the same period a year ago.  The increase was due to higher legal and accounting fees of $180,000 in connection with public filings and other miscellaneous expenses of $18,000.

We expect that general and administrative expenses will remain relatively constant in absolute dollars.

Interest Expense and Other Expense

Interest expense and other expense consists primarily of fixed interest obligations on our outstanding debt to Spescom Ltd. as well as interest paid on capital lease obligations.  Interest expense was $53,000 for both three month periods ended March 31, 2007 and March 31, 2006.  Interest expense was $115,000 for the six months ended March 31, 2007, while interest expense was $105,000 for the six months ended March 31, 2006.  The increase is due primarily to increased debt balances owed to Spescom Ltd. on outstanding notes payable as well as interest on accrued preferred dividends.  For the three and six months ended March 31, 2007, other expense consists of approximately $10,000 of losses on foreign translations adjustments from our United Kingdom subsidiary.

Deemed Preferred Dividends

In October 2005, the Company completed a financing arrangement whereby the Company issued 1,950 shares of our Series H Preferred Stock along with 925,926 common stock warrants for gross proceeds of $500,000 and the exchange and cancellation of 1,450 shares of Series G Convertible Preferred Stock. In accordance with EITF 00-27 “Application of Issue No 98-5 to Certain Convertible Instruments,” the Company calculated using the Black—Scholes method the intrinsic value of the convertible instruments issued and determined that there was a deemed preferred dividend equal to the gross proceeds received of $500,000.

In March 2006 the Company completed another financing arrangement whereby the Company issued 2,450 shares of Series I Convertible Preferred Stock along with 925,926 common stock warrants for gross proceeds of $500,000 and the exchange and cancellation of 1,950 shares of Series H Convertible Preferred Stock. In accordance with EITF 00-27 “Application of issue No 98-5 to Certain Convertible Instruments,” the Company calculated using the Black—Scholes method the intrinsic value of the convertible instruments issued and determined that there was a deemed preferred dividend equal to the gross proceeds received of $500,000.

In fiscal 2005 the Company also had a deemed dividend in connection with a financing arrangement whereby the Company issued 2,200 shares of Series G Convertible Preferred Stock along with 2,750,000 common stock warrants for gross proceeds of $2,200,000. The Company calculated using the Black—Scholes method the intrinsic value of the convertible instruments issued and determined that there was a deemed preferred dividend equal to the gross proceeds received of $2,200,000.

Preferred Dividends

The outstanding Series F Convertible Preferred Stock was entitled to receive dividends of 5% of the stated value of $1,000 per share per annum, payable on a quarterly basis in cash or common stock (valued on the basis of the average per share market value on the 30 trading days immediately prior to the date on which such dividend is declared by the Board of Directors).  Cumulative preferred dividends earned for both three month periods ended March 31, 2007 and March 31, 2006 were $66,000, while cumulative preferred dividends earned for both six month periods ended March 31, 2007 and March 31, 2006 were $132,000.  Unpaid dividends accrue interest at the rate of 8% per annum.  As of March 31, 2007, unpaid dividends and accrued interest amounted to $926,000 and $131,000, respectively.

The outstanding Series I Convertible Preferred Stock “Series I Preferred Stock” was entitled to receive dividends of 6.75% of the stated value of $1,000 per share per annum, payable on a monthly basis in cash or common stock accrued through the July 10, 2006 effective date of the registration statement filed by the Company that included the common stock issuable under the Series I Preferred Stock (“Series I Preferred Stock”).  Cumulative preferred dividends earned for fiscal 2006 were $46,000.  Unpaid dividends did not accrue interest.  As of  March 31, 2007, unpaid dividends amounted to $46,000.

Prior to the exchange on March 10, 2006 of all the outstanding Series H Convertible Preferred Stock (“Series H Preferred Stock”) for Series I Preferred Stock, the Series H Preferred Stock was entitled to receive dividends of 6.75% of the stated value of $1,000 per share per annum, payable monthly in arrears on the last day of each month based on the number of shares of Series H Preferred Stock outstanding as of the first day of each such month.  For fiscal year 2006 dividends on the Series H Preferred Stock totaled $44,000 and there was no Series H Preferred Stock outstanding during the prior year.  A total of 325,966 shares of common stock were issued on March 31, 2006 based on a $0.13 per share fair market price in payment of Series H Preferred Stock dividends due as of March 10, 2006, when the Series H Preferred Stock was exchanged for Series I Preferred Stock.

The outstanding Series G Convertible Preferred Stock (the “Series G Preferred Stock”) was entitled to receive dividends of 5% of the stated value of $1,000 per share per annum, payable monthly in arrears on the last day of each month based on the number of shares of Series G Preferred Stock outstanding as of the first day of each such month until the common shares under the Series G Preferred Stock was registered.  Prior to the associated registration statement being declared effective in March 2005 by the Securities and Exchange Commission, the Company issued 82,050 shares of common stock with a value of $37,000 as a dividend on the Series G Preferred Stock.  In connection with the Series G Preferred Stock financing in November 2004, the Company recorded a beneficial conversion of $2,200,000 as a preferred deemed dividend, as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2007, our principal sources of liquidity consisted of $749,000 of cash and cash equivalents compared to $95,000 at September 30, 2006. Our liquidity could be negatively impacted by a decrease in demand for our products, which are subject to rapid technological changes, reductions in capital expenditures by our customers and intense competition, among other factors.

In past years, the Company has received loans from Spescom Ltd. to meet its obligations.  The outstanding balance of its demand notes owed to Spescom Ltd. including interest was $675,000 at March 31, 2007 as compared to $664,000 at September 30, 2006.  Spescom Ltd. has agreed not to call the notes prior to October 1, 2007.   The Company had a payable to Spescom Ltd. of $550,000 at September 30, 2006, which was paid during the six months ended March 31, 2007.

Cash provided by operating activities was $728,000 during the six months ended March 31, 2007 related to the increase in by a net profit for the current fiscal year of $1,426,000, deferred revenue of $102,000 and other current assets of $27,000, offset by reductions in a payable to Spescom Ltd. of $566,000, in accounts payable of $321,000, in accounts receivable of $175,000, and in accrued liabilities of $25,000.  The operating loss was adjusted for non-cash activities of $260,000 comprised primarily of $86,000 in depreciation and amortization, $67,000 for FAS 123R period charge for employee stock options, and $107,000 in unpaid interest on notes payable to Spescom Ltd.  We used cash in operating activities of $405,000 during the six months ended March 31, 2006 primarily related to a net loss during the six month period of $281,000 and reductions in deferred revenue and accrued liabilities of $268,000 and $260,000, respectively.

Cash used in investing activities was $51,000 for the six months ended March 31, 2007 for purchases of property and equipment primarily for development services for a new website design.  Our investing activities used $75,000 for the six months ended March 31, 2006 primarily relating to the capitalization of software development costs associated with the Company’s release of its eB product with a new architecture.

Cash used in financing activities was $19,000 for the six months ended March 31, 2007 for payments on capital lease obligations.  Financing activities provided $817,000 for the six months ended March 31, 2006 primarily from the issuance of preferred stock through a private placement on October 25, 2005 and March 10, 2006. (See “October 2005 Private Placement” and “March 2006 Private Placement” in Note 7 to the Consolidated Financial Statements for further information regarding those private placements.)

The Company believes its capital requirements will continue to vary greatly from quarter to quarter, depending on, among other things, capital expenditures, fluctuations in its operating results, financing activities, and investments and third party products and receivables management.  The Company’s future liquidity will depend on its ability to generate new system sales of its eB product suite in the near term, which cannot be assured. Management believes that the Company’s current cash and receivables and cash that may be generated from operations, will be sufficient to meet its short-term needs for working capital for at least the next year.  However, the Company may not be able to obtain sufficient orders to enable the Company to continue on a cash flow break-even level, which would be necessary to continue operations in the absence of further financing.  Future equity financings, if available to the Company, would be dilutive to the existing holders of the Company’s common stock.  Future debt financings, if available to the Company, would likely involve restrictive covenants.

Off-Balance Sheet Arrangements

At March 31, 2007 and September 30, 2006, we did not have any relationships with unconsolidated entities or financial partnerships, including entities often referred to as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Therefore, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we were engaged in such relationships.

Inflation

The Company believes that inflation has not had a material effect on its operations to date. Although the Company enters into fixed-price contracts, management does not believe that inflation will have an adverse material impact on its operations for the foreseeable future, as the Company takes into account expected inflation in its contract proposals and is generally able to project its costs based on forecasted contract requirements.

Contractual Obligations and Commercial Commitments

The following summarizes our contractual obligations and other commitments at March 31, 2007, and the effect such obligations could have on our liquidity and cash flow in future periods:

	Amount of Commitment Expiring by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Notes and Accounts Payable to Spescom Ltd.	$675,000	$675,000	—	—	—
Lease commitments — Operating Leases	423,000	191,000	$164,000	$68,000	—
Lease commitments — Capital Leases	41,000	38,000	3,000	—	—
Total	$1,139,000	$904,000	$167,000	$68,000	—

On January 30, 2007, the Company gave notice to our landlord of our intent to terminate the lease for our office space located in San Diego, California, effective August 31, 2007.   Management is currently in the process of identifying suitable office space in the same general area.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

The Company’s exposure to market rate risk for changes in interest rates relates primarily to the Company’s investment portfolio.  The Company does not use derivative financial instruments in its investment portfolio. The Company places its investment with high quality issuers and follows internally developed guidelines to limit the amount of credit exposure to any one issuer. Additionally, in an attempt to limit interest rate risk, the Company follows guidelines to limit the average and longest single maturity dates. The Company is adverse to principal loss and ensures the safety and preservation of its invested funds by limiting default, market and reinvestment risk. As of March 31, 2007 and September 30, 2006, the Company did not have any investments in money market accounts.

Foreign Currency Exchange Risk

The Company’s geographic markets are primarily in the United States and Europe, with some sales in other parts of the world. For the three months ended March 31, 2007, revenues recorded in the United States were 20% of total revenues, while revenues from Europe and other locations were 80% of total revenues. This compares to 63% and 37% for the same period a year ago. For the six months ended March 31, 2007, revenues recorded in the United States were 36% of total revenues, and revenues from Europe and other locations were 64% of total revenues. This compares to 62% and 38% for the same period a year ago.

Revenues from our United Kingdom subsidiary can fluctuate from quarter to quarter based on the timing of customer orders.  The increase in revenue for the six months ended March 31, 2007 versus the same period in the prior year was increased by a foreign currency gain of $154,000 due to a weaker dollar value compared to the British pound.  Changes in foreign currency rates, the condition of local economies, and the general volatility of software markets may result in a higher or lower proportion of foreign revenues in the future. Although the Company’s operating and pricing strategies take into account changes in exchange rates over time, future fluctuations in the value of foreign currencies may have a material adverse effect on the Company’s business, operating results and financial condition.

ITEM 4. CONTROLS AND PROCEDURES

The Company carried out an evaluation under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of March 31, 2007 pursuant to Exchange Act Rule 13a-15. Based upon that evaluation, we have concluded that as of March 31, 2007, the Company’s disclosure controls and procedures are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act 1934 is (i) recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms and (ii) accumulated and communicated to the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

During the last fiscal quarter, there was no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1 — LEGAL PROCEEDINGS

The Company is involved from time to time in litigation arising in the normal course of business. Management believes that any liability with respect to such routine litigation, individually or in the aggregate, is not likely to be material to the Company’s consolidated financial position or results of operations.

ITEM 2 — UNREGISTERED SALES OF EQUITY SECURITIES

On May 9, 2007, as part of the settlement of a dispute with Cappello Capital Corp. arising from that firm’s claim that a commission was owed in connection with the October 2006 license agreement with Aveva Solutions Limited, the Company issued to Cappello Capital Corp. an option to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.10 per share. The option expires on May 31, 2017. Under the terms of the option agreement, during the first year from date of issuance the Company has the right to repurchase the option for $25,000. (See Note 10 to the Consolidated Financial Statements for additional information regarding settlement of the dispute.) The Company believes that the issuance of the option was and expects that any issuance of the Company’s common stock upon exercise of the option will be exempt from the registration requirements of the Securities Act by virture of Section 4(2) thereof and/or Regulation D promulgated thereunder. The Company believes that Cappello Capital Corp. is an “accredited investor” as defined in Regulation D and/or has such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks associated with its acquisition of the option.

ITEM 4 — SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

The Company’s annual meeting of shareholders was held on April 24, 2007. At the meeting, the shareholders approved three proposals. The shareholders approved a proposal to adopt the Company’s 2007 Stock Incentive Plan (the “2007 Plan”). The total number of authorized shares under the 2007 Plan is 7,500,000. The proposal was approved with 29,301,229 votes cast for, 474,928 votes cast against, 344,427 abstentions and 18,781,688 broker non-votes. In addition, the shareholders approved a proposal to amend the Company’s Articles of Incorporation to increase the number of shares of authorized common stock from 100,000,000 to 200,000,000. The proposal was approved with 38,999,331 votes cast for, 1,384,091 votes cast against, 12,745 abstentions and no broker non-votes. The shareholders also approved a proposal to amend the Company’s Articles of Incorporation to change the name of the Company to Enterprise Informatics Inc. from Spescom Software Inc. The proposal was approved with 30,043,752 votes cast for, 67,947 votes cast against, 8,885 abstentions and 18,781,688 broker non-votes.

In addition, at the meeting, the shareholders approved the election of the following individuals as directors who will hold office until the next annual meeting: Alan Kiraly, Michael Silverman, D. Ross Hamilton, Hilton Issacman, James P. Myer, Larry D. Unruh. On average the directors received 39,960,049 votes cast for, 436,118 votes against and 8,506,105 broker non-votes.

ITEM 6 — EXHIBITS

3.1	Registrant’s Articles of Incorporation, as amended

4.1	Option Agreement between the Registrant and Cappello Capital Corp., dated May 9, 2007

31.1	Certification by the Chief Executive Officer Pursuant to Rule 13a-14(a)/15d-14(a) under the Securities Exchange Act of 1934 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification by the Chief Financial Officer Pursuant to Rule 13a-14(a)/15d-14(a) under the Securities Exchange Act of 1934 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification by the Chief Executive Officer and the Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Signature	Title	Date

/s/ Alan Kiraly	Director and Chief Executive Officer	May 15, 2007
Alan Kiraly	(Principal Executive Officer)

/s/ John W. Low	Chief Financial Officer and Secretary	May 15, 2007
John W. Low	(Principal Financial and Accounting Officer)

Exhibit 3.1

RESTATED

ARTICLES OF INCORPORATION

OF

ENTERPRISE INFORMATICS INC.

I.

The name of the corporation is Enterprise Informatics Inc.

II.

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

III.

(a)           This corporation is authorized to issue two classes of shares of stock, designated, respectively as “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock that this Corporation is authorized to issue is Two Hundred-One Million (201,000,000), consisting of Two Hundred Million (200,000,000) shares of Common Stock and One Million (1,000,000) shares of Preferred Stock.

(b)           Shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is authorized to fix the number of shares and to determine the designation of shares of any such series.  The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, including, without limitation, the dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, the Board of Directors or the percentage of members, if any, of the Board of Directors that each series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

1              Designation and Amount. The initial series of Preferred Stock shall be designated “Series A Preferred Stock.” The number of shares constituting the Series A Preferred Stock shall be 478,261 shares.

2              Definitions. For purposes hereof, the following definitions shall apply:

2.1           “Board” shall mean the Board of Directors of the Company.

2.2           “Common Stock” shall refer to the Common Stock of the Company.

2.3           “Company” shall mean Spescom Software Inc., a California corporation.

2.4           “Preferred Stock” shall refer to the Class A Preferred Stock of the Company designated herein.

2.5           “Subsidiary” shall mean any corporation at least 50% of whose outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more Subsidiaries.

3              Dividends.

3.1           Right to Dividends.  The holders of then outstanding Preferred Stock shall be entitled to receive, when and as declared by the Board, and out of any funds legally available therefore, cash dividends at a rate of $0.69 per share per annum, such dividends to accrue on each share of Preferred Stock beginning three years from the date of original issuance of such share, whether or not earned or declared.  Such dividends may be payable quarterly or otherwise as the Board may from time to time determine.

3.2           Priority; Participation.  Such dividends shall be cumulative so that unless dividends on the Preferred Stock at the foregoing annual rate for the then current fiscal quarter shall have been paid or declared and a sum sufficient for the payment thereof set apart, (i) no dividend whatsoever (other than a dividend payable solely in Common Stock) shall be paid or declared, and no distribution shall be made on any Common Stock, and (ii) no shares of Common Stock shall be purchased, redeemed or acquired by the Company and no money shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from directors, officers, employees or consultants of the Company or any Subsidiary pursuant to agreements under which the Company has the option or obligation to repurchase such shares upon the occurrence of certain events, including the termination of employment or consultation.  After all cumulative dividends on the Preferred Stock as provided above have been paid or declared and a sum sufficient for payment thereof set apart, if the Board shall elect to make further distribution of dividends, the holders of the Preferred Stock shall be entitled to participate pro rata in all such dividends, as and when declared by the Board, based on the number of full shares of Common Stock into which such Preferred Stock is then convertible pursuant to the provisions of Section 7 hereof.

4              Liquidation Rights.

4.1           Preference on Preferred Stock.  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each share of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, whether such assets are capital, surplus or earnings,

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before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to $11.50 per share plus an amount equal to all declared and unpaid dividends thereon to and including the date full payment shall be tendered to the holders of the Preferred Stock with respect to such liquidation, dissolution or winding up.  If upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts as aforesaid, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of the Preferred Stock.

4.2           Remaining Assets.  After the payment or distribution of the full preferential amounts aforesaid, the holders of the Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company and shall have no further rights of conversion, and the holders of Common Stock outstanding shall be entitled to receive ratably all remaining assets of the Company to be distributed.

4.3           Reorganization.  A consolidation or merger of the Company with or into any other corporation or corporations or sale of all or substantially all of the assets of the Company in which the shareholders of the Company receive solely capital stock of the acquiring corporation (or of the direct or indirect parent party of the acquiring corporation), except for cash in lieu of fractional shares, shall not be deemed a liquidation, dissolution or winding up of the Company for the purpose of Section 4.

4.4           Valuation.  Whenever the distribution provided for herein shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Company.

5              Restriction on Redemption.  The Company shall not have the right to call or redeem any or all of the Preferred Stock.  The Company shall not purchase or otherwise acquire for value any outstanding shares of Preferred Stock unless the Company makes a tender offer to all holders of Preferred Stock to purchase such stock from the pro rata, based on the number of shares of Preferred Stock held by each such holder, at the same cash purchase price for each share.

6              Voting Rights.

6.1           Preferred Stock.  Each holder of shares of Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock and, except as otherwise expressly provided herein, shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Preferred Stock could be converted, pursuant to the provisions of Section 7 hereof, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

6.2           Common Stock.  Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.  Except as otherwise expressly provided herein or as

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required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

7              Conversion.  The holders of Preferred Stock shall have the following conversion rights:

7.1           Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for the Preferred Stock or Common Stock, into fully paid and nonassessable shares of Common Stock, at the Conversion Price (as hereinafter defined) in effect at the time of conversion.

7.2           Conversion Price.  Each share of Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the Conversion Price per share in effect at the time of conversion into $11.50.  The initial Conversion Price per share shall be $11.50.  Such initial Conversion Price shall be subject to adjustment from time to time as provided below.

7.3           Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted.  Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash all declared and unpaid dividends on the shares of Preferred Stock being converted to and including the time of conversion.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

7.4           Adjustment for Stock Splits and Combinations.  If the Company at any time or from time to time after the original issuance of the Preferred Stock effects a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company at any time or from time to time after the original issuance of the Preferred Stock combines the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this paragraph (d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

7.5           Adjustment for Certain Dividends and Distributions.  In the event the Company at any time or from time to time after the original issuance of the Preferred Stock makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such

4

issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph (e) as of the time of actual payment of such dividend or distribution.

7.6           Adjustments for Other Dividends and Distributions.  In the event the Company at any time or from time to time after the original issuance of the Preferred Stock makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 7 with respect to the rights of the holders of the Preferred Stock.

7.7           Adjustment for Reclassification, Exchange and Substitution.  If the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or other reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 7), then, and in any such event, each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

7.8           Reorganization, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 7) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or

5

sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 7 (including adjustment of the Conversion Price then in effect and number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

7.9           Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, the Chief Financial Officer of the Company shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

7.10         Notices of Record Date.  In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or to vote on or consent to any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any consolidation or merger involving the Company, or any transfer of all or substantially all of the assets of the Company to any other person or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least 20 days prior to the record date specified therein, a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

7.11         Automatic Conversion.

(1)           Each share of Preferred Stock shall automatically be converted into shares of Common Stock based on the then effective Conversion Price immediately upon (i) the closing of an underwritten public offering pursuant to an effective Regulation A notification or a registration statement under the Securities Act of 1933, as amended, covering the offering and sale of Common Stock for the account of the Company in which the aggregate gross proceeds received by the Company at the public offering price equals or exceeds $6,000,000, the public offering price per share of which equals or exceeds $11.50 per share of common Stock (appropriately adjusted for subdivisions and combinations of shares of Common stock and dividends payable in shares of Common Stock) and the obligation of the underwriters is that if any of the securities being offered are purchased, all such securities must be purchased; or

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(ii) the effective date of (A) a consolidation or merger of the Company with or into another corporation or corporations; (B) a consolidation or merger in which the Company is a constituent corporation, it survives the consolidation or merger and its shareholders receive capital stock of another corporation; or (C) a sale of all or substantially all of the assets of the Company, provided, however, that one of the other constituent corporations, the acquiring corporation or the parent of any such corporation has at that time a class of securities publicly traded on a national securities exchange or quoted on a national quotation system or otherwise has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.

(2)           Upon the occurrence of the events specified in paragraph (1) above, the outstanding shares of further action by the holders of such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock or Common Stock.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred and the Company shall promptly pay, or cause to be paid, in cash all declared and unpaid dividends on the shares of Preferred Stock being converted to and including the time of conversion.

7.12         Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company’s Common Stock on the date of conversion, as determined in good faith by the Board.

7.13         Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

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8              Restrictions and Limitations.

8.1           So long as any shares of Preferred Stock remain outstanding, the Company shall not, and shall not permit any Subsidiary to, without the vote or written consent by the holders of more than 50% of the then outstanding shares of Preferred Stock:

(1)           Redeem, purchase or otherwise acquire for value, any share or shares of Preferred Stock, except as otherwise permitted under Section 5;

(2)           Purchase, redeem or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from directors, officers, employees or consultants of the Company or any Subsidiary pursuant to agreements under which the Company has the option or obligation to repurchase such shares upon the occurrence of certain events, including the termination of their employment or consultation;

(3)           Authorize or issue, or obligate itself to issue, any other equity security senior to the Preferred Stock as to redemption rights, liquidation preferences, conversion rights, voting rights or otherwise;

(4)           Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock.

8.2           The Company shall not amend its Articles of Incorporation without the approval, by vote or written consent, of the holders of more than 50% of the Preferred Stock if such amendment would change any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Preferred Stock.  Without limiting the generality of the next preceding sentence, the Company will not amend its Articles of Incorporation without the approval by the holders of more than 50% of the Preferred Stock if such amendment would:

(1)           Reduce the dividend rate on Preferred Stock provided for herein, or cancel declared and unpaid dividends, or change the relative seniority rights of the holders of Preferred Stock as to the payment of dividends in relation to the holders of Common Stock of the Company;

(2)           Reduce the amount payable to the holders of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of Preferred Stock to the rights upon liquidation of the holders of Common Stock of the Company;

(3)           Cancel or modify the conversion rights provided for in Section 7 hereof;

(4)           Authorize any other equity security senior to the Preferred Stock; or

(5)           Make the Preferred Stock redeemable at the option of the Company except as specified in Section 5 hereof.

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9              No Reissuance of Preferred Stock.  No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.

IV.

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

V.

This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the General Corporation Law of California) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the General Corporation Law of California, subject to any limitations on indemnification under the General Corporation Law of California which cannot be waived.

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Exhibit 4.1

OPTION AGREEMENT

This Option Agreement (the “Agreement”) is entered into as of May 9, 2007 (the “Grant Date”) between Enterprise Informatics Inc., a California corporation (the “Company”), having an address for notices at 10052 Mesa Ridge Court, Suite 100, San Diego, California, 92121, and Cappello Capital Corp., a California corporation (the “Optionee”), having an address for notices at 100 Wilshire Boulevard, Suite 1200, Santa Monica, California, 90401, as follows:

1.             Recitals.

1.1.          This Agreement is entered into pursuant to that certain Settlement Agreement between the parties executed as of even date herewith (the “Settlement Agreement”).

1.2.          The Company by this Agreement is granting to Optionee an option to purchase shares of its Common Stock as described below.

2.             Definitions.

In addition to those words and phrases defined above and unless otherwise required by the context in which they appear, words and phrases having their initial letters capitalized shall have the following meanings:

“Affiliate” means as to Optionee a person or entity controlled by, controlling or under common control with Optionee.

“Agreement” means this Option Agreement (including any schedules, attachments, documents incorporated by reference or modifications agreed to in writing by the Company and Optionee) which sets forth the parties’ rights and obligations with respect to the Option.

“Common Stock”  means the common stock of the Company.

“Expiration Date” means ten (10) years from the Grant Date.

“Option” means the right of Optionee to purchase Five Hundred Thousand (500,000) shares of Common Stock in accordance with the terms and conditions of this Agreement.

“Option Price” means $0.10 per share of Common Stock to be paid by the Optionee upon exercise of the Option.

“Option Stock” means the shares of Common Stock Optionee shall be entitled to purchase pursuant to this Agreement.

“Term” means the period commencing on the Grant Date and continuing until the Expiration Date.

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3.             Option.

3.1.          Grant.  Company hereby grants to Optionee the Option to purchase all or any part of the Option Stock on the terms and conditions set forth in this Agreement.

3.2.          Purchase Price.  The purchase price per share of Option Stock to be paid upon the exercise of this Option shall be the Option Price.

3.3.          Restrictions on Transfer. This Option shall not be transferable by Optionee, except to up to four (4) of Optionee’s employees, upon written notice to the Company. Upon any attempt to otherwise sell, assign, encumber or otherwise transfer this Option in violation of this Agreement, or upon the levy of any attachment or similar process upon this Option, this Option shall immediately become null and void.

3.4.          Changes in Equity Structure; Recapitalization. If any change is made in the Common Stock (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Option will be appropriately adjusted in the number of shares and price per share of Common Stock.

4.             Exercise.

4.1.          Exercise of Option. Optionee shall be entitled to exercise all or any part of the Option at any time during the Term; provided, however, that following the delivery by the Company of its notice to exercise its Repurchase Right (as defined below) to Optionee, Optionee shall no longer be eligible to exercise that portion of the Option being repurchased by the Company.

4.2.          Expiration of Exercise Rights.  In no event shall this Option be exercisable after the Expiration Date.

4.3.          Method of Exercise.  Subject to the terms and conditions of this Option, Optionee may exercise the purchase rights represented by this Option in whole or in part, at any time or from time to time, on or after the date hereof and before the Expiration Date, by  surrendering this Option at the principal offices of the Company, with such other documents subscription or purchase documents reasonably requested by the Company, and arranging for payment of the Option Price (i) by making payment to the Company of an amount equal to the product obtained by multiplying (x) the number of shares of Option Stock so purchased by (y) the Option Price, as specified in Section 2, (ii) by delivery of shares of Common Stock already owned by Optionee, which shares are free of all liens, claims and encumbrances of every kind and have an aggregate fair market value (determined as of the date of exercise) equal to the total Option Price for the number of shares of Option Stock purchased, or (iii) through a “cashless exercise” in which the Optionee shall be entitled to receive a certificate for the number of shares of Common Stock equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the five day volume weighted average price of the Common Stock for the five trading days immediately preceding the date of such election;

(B) = the Exercise Price of the Option, as adjusted; and

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(X) = the number of shares of Common Stock issuable upon exercise of the Option in accordance with the terms of this Option.

4.4.          Form of Payment.  Should Optionee choose to exercise this Option pursuant to clause (i) of Section 4.3 above, then payment of the Option Price may be made by (i) a check payable to the Company’s order, (ii) wire transfer of funds to the Company, (iii) cancellation of indebtedness of the Company to the Optionee, or (iv) any combination of the foregoing.

4.5.          Partial Exercise.  Upon a partial exercise of this Option, this Option shall be surrendered by the Optionee and replaced with a new Option or Options of like tenor for the balance of the shares of Option Stock purchasable under the Option.  The Option or Options will be delivered to the Optionee thereof within a reasonable time.

4.6.          No Fractional Shares.  No fractional shares may be issued upon any exercise of this Option.  If upon any exercise of this Option a fraction of a share results, such fraction shall be rounded upwards or downwards to the nearest whole number.

4.7.          Issuance of Stock.  This Option shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Option Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date.  As soon as practicable but no later than seven (7) days after delivery of the exercise notice to the Company, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of whole shares of Option Stock issuable upon such exercise.

5.             Company’s Repurchase Right.

5.1.          The Company shall have the right (but not the obligation) to repurchase (the “Repurchase Right”) any portion of this Option that has not been exercised by Optionee at any time for any reason whatsoever.  Upon exercise of the Repurchase Right, the Optionee shall be obligated to sell the Option to Company, as provided in this Section 5.

5.2.          The purchase price for the Option or portion of the Option repurchased hereunder (the “Repurchase Price”) shall be equal to Five Cents ($0.05) per share of Common Stock covered by the Option (or portion thereof) being repurchased by the Company.  The Company may exercise the Repurchase Right at any time during the first year following the issuance of the Option by providing written notice of exercise of the Repurchase Right, stating the portion of the Option to be repurchased and the Repurchase Price.  The Repurchase Price shall be payable, at the option of the Company, by check or by cancellation of all or a portion of any outstanding indebtedness of Optionee to the Company, or by any combination thereof.  The Repurchase Price shall be paid without interest within five (5) days after delivery of the notice of exercise of the Repurchase Right, against delivery by the Optionee of this Agreement.

6.             Investment Intent.

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This Option is granted on the condition that Optionee’s purchase of Option Stock shall be for investment purposes and not with a view to resale or distribution.

7.             “Market Stand-Off” Agreement.

7.1.          If requested by the Company or the managing underwriter pursuant to any proposed public offering of the Company’s securities, the Optionee hereby agrees that it shall not, directly or indirectly, sell, lend, pledge, offer, transfer, make any short sale of, sell any option or contract to purchase, contract to sell, purchase any option or contract to sell, grant any option, right or warrant for the purchase of, otherwise transfer or dispose of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Option Stock held by Optionee immediately prior to the effectiveness of the registration statement for such public offering for a period specified by the Company not to exceed ninety (90) days following the effective date of the public offering.  Optionee further agrees to execute such agreements as may be reasonably requested by the Company or the managing underwriter in the public offering that are consistent with this Section 7 or that are necessary to give further effect thereto.

7.2.          In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Shares until the end of such period.

8.             Limitation of Company’s Liability for Nonissuance.  The Company agrees to use its reasonable best efforts to obtain from any applicable regulatory agency such authority or approval as may be required in order to issue and sell the Shares to the Optionee pursuant to this Option.  Inability of the Company to obtain, from any such regulatory agency, authority or approval deemed by the Company’s counsel to be necessary for the lawful issuance and sale of the Shares hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority or approval shall not have been obtained.

9.             Notices.

9.1.          In Writing.  All notices, demands, requests, or other communications permitted or required under this Agreement or applicable law shall be in writing.

9.2.          Delivery.  All such communications may be served personally or may be sent by registered or certified mail, return receipt requested, postage prepaid and addressed to either Optionee or the Company at the addresses appearing in the preamble to this Agreement, or at such other address as either party shall have communicated to the other pursuant to this Section.  All such communications shall be deemed effectively delivered upon personal service or three (3) days after deposit in the United States Mail.

10.           Miscellaneous.

10.1.        Successors and Assigns.  Except as otherwise provided herein, this Agreement shall inure to the benefit of only the Company, Optionee and their respective successors or assigns.

10.2.        Severability.  If any provision or provisions of this Agreement are adjudged to be for any reason unenforceable, illegal or void, the remainder of its provisions shall remain in full force and effect.

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10.3         Integration.  This Agreement, along with the Settlement Agreement,  constitute the entire understanding of the parties concerning the Option granted hereby.  Except as otherwise provided, any changes, modifications, or variations to this Agreement or the Option are invalid unless stated in writing and executed by the Company and Optionee.

10.4.        Governing Law.  This Agreement and the Option granted hereby shall be governed by the laws of the State of California.

10.5.        Attorneys Fees.  If either party brings an action or seeks to enforce or interpret any of the terms or provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs in addition to any other remedy it may be awarded.

10.6.        Counterparts.  This Agreement may be executed in counterparts which shall constitute the whole instrument.

10.7.        Titles for Convenience; Gender and Plurals.  Titles of articles and paragraph headings are for convenience only and shall not affect the construction or interpretation of this Agreement, or any portion thereof. Whenever required by the context hereof, the singular shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter, and vice versa.

[Signatures on Following Page]

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Executed to be effective as of the Grant Date.

Number of Shares of Company Stock	OPTIONEE:
for which the Company Options are
exercisable: 500,000	Cappello Capital Corp.

/s/ Bruce L. Pompan
By: Bruce L. Pompan
Its: Managing Director

COMPANY:
ENTERPRISE INFORMATICS INC.

/s/ Alan Kiraly
By: Alan Kiraly
Its: Chief Executive Officer

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Exhibit 31.1

CERTIFICATIONS

I, Alan Kiraly, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Enterprise Informatics Inc.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this quarterly report based on such evaluation; and

c) disclosed in this quarterly report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting

Dated: May 15, 2007

/s/ Alan Kiraly
Alan Kiraly

Chief Executive Officer

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Exhibit 31.2

CERTIFICATIONS

I, John Low, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Enterprise Informatics Inc.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this quarterly report based on such evaluation; and

c) disclosed in this quarterly report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting

Dated: May 15, 2007

/s/ John W. Low
John W. Low

Chief Financial Officer

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Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Each of the undersigned officers of Enterprise Informatics Inc. (the “Company”) hereby certifies to his knowledge that the Company’s quarterly report on Form 10-Q for the period ended March 31, 2007 (the “Report”), as filed with the Securities and Exchange Commission on the date hereof, fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.  This certification is provided solely pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, and shall not be deemed to be a part of the Report or “filed” for any purpose whatsoever.

Dated: May 15, 2007

/s/ Alan Kiraly

Alan Kiraly
Chief Executive Officer

Dated: May 15, 2007

/s/ John W. Low

John W. Low
Chief Financial Officer

A signed original of this written statement required by Section 906 has been provided to Enterprise Informatics Inc. and will be retained by Enterprise Informatics Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

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